UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Genesco Inc.
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Notice of Annual Meeting of Shareholders

The annual meeting of shareholders of Genesco Inc. (the “Company”) will be held at the Company’s executive offices, Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, on Thursday, June 28, 2018, at 10:00 a.m. Central Time.

The agenda will include the following items:

1.	a proposal to elect eleven directors;

2.	a non-binding, advisory vote on the Company’s named executive officers’ compensation;

3.	a proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current fiscal year; and

4.	any other business that properly comes before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 30, 2018, are entitled to receive this notice and vote at the meeting and any adjournment or postponement thereof.

By order of the board of directors,

Roger G. Sisson

Secretary

May 16, 2018

IMPORTANT

It is important that your shares be represented at the meeting. Please vote by telephone or over the internet or sign, date and return the enclosed proxy card or voting instruction card promptly so that your shares will be voted. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience. Please do not return the enclosed proxy card or voting instruction card if you are voting by telephone or over the internet.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

JUNE 28, 2018

The board of directors of Genesco Inc. (“Genesco” or the “Company”) is soliciting proxies to be voted at the 2018 annual meeting of shareholders. The meeting will be held at the Company’s executive offices at 10:00 a.m. Central Time, on Thursday, June 28, 2018. The Company’s executive offices are located at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217. The notice that accompanies this proxy statement describes the items on the meeting agenda.

The Company will pay the cost of the proxy solicitation. The Company has retained Georgeson LLC to assist in the proxy solicitation. Proxies may be solicited by mail, in person, by telephone, and via the internet. It will pay Georgeson a proxy solicitation fee of $13,000, plus $6.00 per completed telephone call to shareholders in the event that active solicitation is required, and reimburse its expenses. Directors, officers and other employees of the Company may also solicit proxies personally, by mail, telephone, email or other electronic means, but will receive no extra compensation for any solicitation activities. The Company will request brokers, nominees, fiduciaries and other custodians to forward soliciting material to the beneficial owners of shares and will reimburse the expenses they incur in doing so.

All valid proxies will be voted as the board of directors unanimously recommends (i.e., FOR the election of each of the eleven directors listed in this proxy statement, FOR the non-binding, advisory vote on the Company’s named executive officers’ compensation, and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the current year), unless otherwise specified. A shareholder may revoke a proxy before the proxy is voted at the annual meeting by giving written notice of revocation to the secretary of the Company, by executing and delivering a later-dated proxy, by casting a new vote by telephone or the internet or by attending the annual meeting and voting in person the shares the proxy represents.

The board of directors does not know of any matter that will be considered at the annual meeting other than those matters described in the accompanying notice. If any other matter properly comes before the meeting, persons named as proxies will use their best judgment to decide how to vote with respect to such matters.

These proxy materials were first mailed to certain shareholders on or about May 16, 2018. Also on that date, the Company mailed to all shareholders of record at the close of business on April 30, 2018, a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and the Company’s annual report online and how to vote online.

The proxy statement for the annual meeting and the annual report for the fiscal year ended February 3, 2018 are available at www.envisionreports.com/GCOB, which does not have “cookies” that identify visitors to the site.

VOTING SECURITIES

The holders of the Company’s Employees’ Subordinated Convertible Preferred Stock and the common stock will vote together as a single group at the annual meeting.

April 30, 2018 was the record date for determining who is entitled to receive notice of and to vote at the annual meeting. On that date, the number of voting shares outstanding and the number of votes entitled to be cast were as follows:

Class of Stock	No. of Shares	Votes per Share	Total Votes
Employees’ Subordinated Convertible Preferred Stock	36,271	1	36,271
Common Stock	19,915,766	1	19,915,766

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. Once a share is represented at the meeting, it is considered present for quorum purposes for the rest of the meeting. For the election of directors, you may vote FOR each of the nominees to the board of directors, or you may WITHHOLD authority with respect to all nominees or one or more nominees. For all other proposals, you may vote FOR or AGAINST each proposal or abstain from voting on the proposal. Abstentions and shares represented at the meeting, but not voted on a particular matter due to a broker’s lack of discretionary voting power (“broker non-votes”), will be counted for quorum purposes but not as votes cast FOR or AGAINST a matter. Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether a proposal is approved. Additionally, WITHHOLD votes will have no effect on the outcome of the election of directors. The ratification of the independent registered public accounting firm is a routine matter as to which, under applicable New York Stock Exchange (“NYSE”) rules, a broker will have discretionary authority to vote if instructions are not received from the client at least 10 days prior to the annual meeting. The proposals regarding the election of directors and the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, in each case, as disclosed in this proxy statement, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters.

Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm to the Company will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST. The executive compensation of the Company’s named executive officers will be deemed approved if the votes cast FOR the proposal exceed the votes cast AGAINST; however, this is an advisory vote and is not binding on the board of directors.

PROPOSAL 1

ELECTION OF DIRECTORS

Eleven directors are to be elected at the meeting. They will hold office until the next annual meeting of shareholders and until their successors are elected and qualified. A plurality of the votes cast by the shares entitled to vote in the election is required to elect a director. All the nominees are presently serving as directors, and all have agreed to serve if elected. All directors except Marjorie L. Bowen and Joshua E. Schechter, who were appointed to the board pursuant to the Cooperation Agreement with Legion Partners described below under the heading “Cooperation Agreement with Legion Partners,” have been previously elected by the Company’s shareholders. The shares represented by valid proxies will be voted FOR the election of the following nominees, unless the proxies specify otherwise. If any nominee becomes unable or unwilling to serve prior to the annual meeting, the board of directors may reduce the number of directors comprising the board, as permitted by the Company’s Amended and Restated Bylaws (the “Bylaws”), or the proxies will be voted for a substitute nominee recommended by the board of directors.

The board of directors unanimously recommends that the shareholders vote FOR all of the director nominees.

Information Concerning Nominees

All the Company’s directors have demonstrated business acumen, the ability to exercise sound business judgment, and a commitment to serve the Company as directors. They also bring a variety of professional backgrounds and leadership experience that contribute to the effectiveness of the board in fulfilling its responsibilities to the Company. Set forth below is biographical information about each director and a discussion of factors in his or her experience that the board views as supporting his or her continued service on the board.

JOANNA BARSH, 65, Director Emeritus, McKinsey & Company; Independent Consultant. Ms. Barsh joined Genesco’s board in 2013. She became a director emeritus of McKinsey & Company, a global management consulting firm, in March 2013, after more than 30 years with that firm, where she had been a senior partner since 1994. She is the author of several books. The board believes that Ms. Barsh’s expertise gained through more than three decades of helping management teams and boards identify market opportunities and chart and implement strategies provides valuable insight to Genesco’s board and management.

MARJORIE L. BOWEN, 53, Retired Managing Director, Houlihan Lokey. Ms. Bowen joined Genesco’s board in April 2018. Ms. Bowen was an investment banker with Houlihan Lokey from 1989 until 2007, serving as managing director since 1997. Ms. Bowen also has served as special independent director on the board of Illinois Power Generating Company (a subsidiary of Dynegy) since December 2013 and serves as a director for two privately held companies, SquareTwo Financial and OmniForce Holdings. Recently, Ms. Bowen served as the audit committee chair on the board of Hansen Medical, Inc. and previously served on the boards of six other public and private companies, including as a director of Global Aviation Holdings from 2008 to 2014 and as a director of The Talbots, Inc. from 2010 to 2012. The board views Ms. Bowen’s extensive experience advising public companies and background on other public and private company boards as beneficial to the board.

JAMES W. BRADFORD, 71, Retired Dean, Owen Graduate School of Management, Vanderbilt University. Mr. Bradford, who joined Genesco’s board in 2005, has served as lead independent director since June 2012. He was Dean and Ralph Owen Professor for the Practice of Management in the Owen Graduate School of Management of Vanderbilt University from 2005 until his retirement in June 2013. He joined the Owen School faculty and administration in 2002. He was president and chief executive officer of United Glass Corporation from 1999 to 2001 and president and chief executive officer of AFG Industries, Inc. from 1992 to 1999, having joined that company in 1984 as general counsel after 11 years in private law practice. Mr. Bradford is a director of Granite Construction Incorporated, a publicly-held heavy civil contractor and construction materials producer, and a director and non-executive chairman of Cracker Barrel Old Country Store, Inc., a publicly-held restaurant holding company. The board views Mr. Bradford’s extensive leadership experience at the university and in private industry as providing a significant perspective to the board and management.

ROBERT J. DENNIS, 64, Chairman, President and Chief Executive Officer, Genesco. Mr. Dennis joined Genesco in 2004 as chief executive officer of Hat World Corporation. Mr. Dennis was named senior vice president of the Company in June 2004 and executive vice president and chief operating officer in 2005, with oversight responsibility for all the Company’s operating divisions, and became a director of the Company in 2006. He was named president in 2006, chief executive officer in August 2008 and chairman in April 2010. Prior to joining the Company, Mr. Dennis joined Hat World in 2001 from Asbury Automotive, where he was employed in senior management roles beginning in 1998. Mr. Dennis was with McKinsey & Company, an international consulting firm, from 1984 to 1997, becoming a partner in 1990. Mr. Dennis is also a director of CoreCivic Inc., a publicly-traded, full-service corrections management and real estate solutions provider, and HCA Holdings, Inc., a publicly-traded provider of health-care services. Mr. Dennis brings to his board service a knowledge of the Company’s business and responsibility for its strategic direction and operating performance, as well as a broad background in retailing.

MATTHEW C. DIAMOND, 49, Chief Executive Officer, Defy Media, LLC. Mr. Diamond co-founded Alloy, Inc. in 1996, a privately-held marketing and media company focusing on the youth demographic through television, film, and digital media, which merged with Break Media in October 2013 to form Defy Media. He remains Chief Executive Officer of Defy Media, LLC. Mr. Diamond was a director of Alloy since its founding, and was named its chairman and chief executive officer in 1999. He has been a director of Genesco since 2001. The board considers Mr. Diamond’s experience in marketing to be a key demographic of the Company’s Journeys and Lids businesses, his knowledge of digital media and direct marketing, and his senior management experience to be important contributors to the effectiveness of Genesco’s board.

MARTY G. DICKENS, 70, Retired President, AT&T-Tennessee. Mr. Dickens, who joined Genesco’s board in 2003, retired from AT&T-Tennessee in 2007, after serving as its president for nine years. He held a number of positions with BellSouth/AT&T Corp. and its predecessors and affiliates since 1999, following more than six years as an executive vice president with BellSouth International. Mr. Dickens is also lead director of Pinnacle Financial Partners, Inc., a publicly-traded bank holding company, chairman of the board of Harpeth Companies, a privately-held investment banking, consulting, and ventures company, and a director of a number of charitable and community organizations. The board believes that Mr. Dickens’ experience in various positions with BellSouth and AT&T, including his international experience, and his extensive involvement in the Company’s headquarters community, Nashville, Tennessee, are beneficial to the board and to the Company.

THURGOOD MARSHALL, JR., 61, Partner, Morgan, Lewis & Bockius LLP. Mr. Marshall, who joined Genesco’s board in 2012, is a partner in the Washington, D.C. office of the law firm of Morgan, Lewis & Bockius LLP. He also serves on the boards of CoreCivic Inc., a publicly-traded, full-service corrections management and real estate solutions provider, Ethics Compliance and Certification Institute, and the Ford Foundation. Mr. Marshall’s professional background includes service in all three branches of the federal government and in the private sector. Prior to joining a predecessor of Morgan, Lewis & Bockius LLP as a partner in 2001, he served in roles including Assistant to the President and Cabinet Secretary from 1997 to 2001, co-chair of the White House Olympic Task Force in connection with the 2002 Winter Olympics, director of legislative affairs and deputy counsel to the Vice President, and counsel to the Senate Judiciary Committee, the Committee on Commerce, Science & Transportation, and the Governmental Affairs Committee. The board believes that Mr. Marshall’s extensive experience in government service and his expertise in corporate governance and oversight gained through service as a director in for-profit, non-profit, and public sectors, bring unique and valuable perspective to Genesco.

KATHLEEN MASON, 69, Former President and Chief Executive Officer, Tuesday Morning Corporation. Ms. Mason, who joined Genesco’s board in 1996, served as president and chief executive officer of Tuesday Morning Corporation, an operator of first-quality discount and closeout home furnishing and gift stores, from 2000 until June 2012. She was president and chief merchandising officer of Filene’s Basement, Inc. in 1999. She was president of the HomeGoods division of The TJX Companies, Inc., an apparel and home fashion retailer, from 1997 to 1999. She was employed by Cherry & Webb, a women’s apparel specialty chain, from 1987 until 1992, as executive vice president, then, until 1997, as chairman, president and chief executive officer. Her previous business experience includes senior management positions with retailers May Company, The Limited Inc. and the Mervyn’s Stores division of Dayton-Hudson Corp. (now Target Corporation). Ms. Mason has also served as a director of other national retailers. Ms. Mason’s senior executive and board experience with other national retail companies provide her with a valuable perspective on a number of issues directly relevant to the Company’s business.

KEVIN P. McDERMOTT, 64, Former Partner, KPMG LLP. Mr. McDermott retired as a partner of the international accounting firm KPMG LLP in 2013, after having been associated with the firm for 33 years in various capacities, including audit engagement partner, Securities and Exchange Commission (the “SEC”) reviewing partner, professional practice partner, and audit partner in the firm’s Office of General Counsel. He is a member of the board of directors and audit committee of Daktronics, Inc., a publicly-traded provider of electronic scoreboards and display systems, and has served on the boards of several community, arts and religious organizations. Mr. McDermott joined Genesco’s board of directors in 2016. The board considers Mr. McDermott’s broad exposure to many businesses and his knowledge of accounting, auditing, and public reporting gained in his career with KPMG to be valuable to the board and to the Company.

JOSHUA E. SCHECHTER, 45, Retired Managing Director, Steel Partners Ltd. Mr. Schechter joined Genesco’s board in April 2018. Mr. Schechter is currently chairman of the board of Support.com, Inc., a post he has held since June 2016. Mr. Schechter has also served as a director of Viad Corp., an S&P SmallCap 600 international experiential services company, since April 2015. From 2001 to June 2013, Mr. Schechter served as managing director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to June 2013, Mr. Schechter served as co-president of Steel Partners Japan Asset Management, LP, a private company offering investment services. The board considers Mr. Schechter’s past and present investment experience valuable in the ability to assess Genesco’s current and future growth prospects.

DAVID M. TEHLE, 61, Retired Executive Vice President and Chief Financial Officer, Dollar General Corporation. Mr. Tehle, who joined Genesco’s board in 2016, retired in 2015 as executive vice president and chief financial officer of Dollar General Corporation, a publicly-traded retailer, where he had served in the senior finance role since 2004. Prior to Dollar General, he was chief financial officer of Haggar Corporation from 1997 to 2004, after having held finance positions at several companies, including Ryder System, Inc. and Texas Instruments Incorporated. He is a director of Jack in the Box, Inc, a publicly-traded restaurant company, US Foods Holding Corp., a publicly-traded food service distributor, National Vision, Inc., a discount eyewear company, and has been a director of various community organizations. The board believes that Mr. Tehle’s knowledge of finance and his experience as chief financial officer of a public company bring an important perspective to the board.

Director Independence

The board has determined that Ms. Barsh, Ms. Bowen, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. Marshall, Ms. Mason, Mr. McDermott, Mr. Schechter and Mr. Tehle are independent under applicable SEC and NYSE rules. No arrangement or understanding exists between any director or executive officer of the Company and any other person pursuant to which any of them were selected as a director or executive officer, except that Ms. Bowen and Mr. Schechter were appointed as directors of the Company in connection with the Cooperation Agreement with Legion Partners and 4010 Capital, as discussed below. In making this determination, the board considered the following payments made by the Company in the fiscal year ended February 3, 2018 (“Fiscal 2018”):

•	charitable contributions totaling $3,000 to a tax-exempt organization of which Mr. Dickens is a director, and payments of $18,050 for a leadership program and related expenses to another tax-exempt organization of which Mr. Dickens is a director; and

•	payments totaling $638,968 to a law firm of which Mr. Marshall is a partner that provided legal services to the Company.

The board determined that none of such payments affected the independence of the directors affiliated with the recipient organizations. In making the determination with respect to Mr. Marshall, the board considered the immateriality of the Company’s payments to Mr. Marshall’s firm relative to its revenues, including the fact that the payments represented less than $850 per partner in the firm. It also considered the facts that Mr. Marshall was not personally involved in the provision or supervision of legal services to the Company, that Mr. Marshall did not receive a disproportionate share of such payments relative to payments from clients of the firm, that Mr. Marshall does not serve as a director of the firm, and that the Company’s relationship with the firm predates Mr. Marshall’s affiliation with the firm, which resulted from a merger with his prior firm in November 2014, by more than 30 years.

Certain Relationships and Related Transactions

The Company is not aware of any related-party transactions since the beginning of the last fiscal year between the Company and any of its directors, executive officers, 5% shareholders or their family members that are required to be disclosed under Item 404 of Regulation S-K (“Item 404”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Each year, the Company requires its directors and executive officers to complete a comprehensive questionnaire, one of the purposes of which is to disclose any related-party transactions with the Company, including any potential Item 404 transactions.

The board of directors of the Company has adopted a written policy which provides that any transaction between the Company and any of its directors, nominees for director, executive officers, or significant shareholders or affiliates thereof, must be in the best interest of the Company and must be approved and ratified by the audit committee or, in certain circumstances, the board of directors. Any member of the audit committee or the board of directors, if necessary, will recuse himself or herself and abstain from voting on the approval or ratification of the related party transaction. The Company does not have a history of engaging in related party transactions with its directors or executive officers or their respective related persons or affiliates.

Board Committees and Meetings

The board of directors met five times during Fiscal 2018. No director was present at fewer than 75% of the total number of meetings of the board of directors and the committees of the board on which he or she served during Fiscal 2018. The board of directors has standing audit, nominating and governance, compensation, and strategic alternatives committees. All committees are composed entirely of independent directors. It is the policy of the board of directors that no current or former employee of the Company will serve on the audit, nominating and governance, compensation or strategic alternatives committee. A description of each board committee and its membership follows.

Audit Committee

Members:  Kevin P. McDermott (chairman), Marty G. Dickens, Kathleen Mason, and David M. Tehle

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The audit committee is currently composed of four independent directors (as defined under the applicable rules of the NYSE and SEC) and operates under a written charter adopted by the board of directors, a current copy of which is available on the Company’s website, www.genesco.com. The audit committee assists the board of directors in monitoring (i) the processes used by the Company to produce financial statements, (ii) the Company’s systems of internal accounting and financial controls, and (iii) the independence of the Company’s registered public accounting firm. The audit committee met 13 times in Fiscal 2018. The board of directors has determined that Messrs. McDermott, Dickens, and Tehle and Ms. Mason each qualifies as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act, and is “independent,” as defined by the NYSE rules and Rule 10A-3 under the Exchange Act.

Nominating and Governance Committee

Members:  James W. Bradford (chairman), Joanna Barsh, Leonard L. Berry, and Marty G. Dickens

The nominating and governance committee, currently composed of four directors who are independent under applicable NYSE rules, met three times in Fiscal 2018. The functions of the nominating and governance committee are specified in a charter available on the Company’s website, www.genesco.com. They include making recommendations to the board of directors with respect to (i) the size of the board of directors, (ii) candidates for election to the board of directors, (iii) the designation of committees of the board of directors, their functions and members, (iv) the succession of the executive officers of the Company and (v) board policies and procedures and other matters of corporate governance. The chairman of the nominating and governance committee serves as the lead independent director and presides over the board’s executive sessions of non-management directors and at other times when the chairman is absent and also serves as the primary liaison between management and the board. Further information on this committee is set forth under the caption “Corporate Governance,” below.

Compensation Committee

Members:  Matthew C. Diamond (chairman), Joanna Barsh, Leonard L. Berry, James W. Bradford, and Kathleen Mason (until June 21, 2017)

The compensation committee, currently composed of four directors who are independent under applicable NYSE rules, met five times in Fiscal 2018. The functions of the compensation committee are specified in a charter available on the Company’s website, www.genesco.com. They include (i) approving the compensation of certain officers of the

Company and other management employees reporting directly to the chief executive officer, (ii) making recommendations to the board of directors with respect to the compensation of directors, (iii) reviewing and providing assistance and recommendations to the board of directors with respect to (a) management incentive compensation plans and (b) the establishment, modification or amendment of any employee benefit plan (as that term is defined in the Employee Retirement Income Security Act of 1974, as amended) to the extent that action taken by the board of directors is required, (iv) serving as the primary means of communication between the administrator of the Company’s employee benefit plans and the board of directors, (v) administering the Company’s equity incentive plan, and (vi) reviewing and making recommendations to the board with respect to the Compensation Discussion and Analysis and the compensation committee report required by SEC regulations for inclusion in the Company’s proxy statement. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, consisting of one or more independent members of the compensation committee.

Strategic Alternatives Committee

Members:  James W. Bradford (chairman), Joanna Barsh, Marjorie L. Bowen, Thurgood Marshall, Jr., Joshua E. Schechter, and David M. Tehle

The strategic alternatives committee was formed on February 8, 2018, and did not meet during Fiscal 2018. The strategic alternatives committee is currently composed of six directors who are independent under applicable NYSE rules. Its functions are specified in a charter available on the Company’s website, www.genesco.com. They include the responsibility to review, evaluate, identify and provide direction concerning acquisitions, dispositions, joint ventures, asset sales or divestitures, and similar strategic alternatives that may enhance shareholder value and that are or may be available to the Company, as well as to exercise any other powers and carry out any other responsibilities delegated to it by the board from time to time.

CORPORATE GOVERNANCE

Nominating and Governance Committee

The charter of the nominating and governance committee is available on the Company’s website, www.genesco.com. The members of the committee satisfy the independence requirements of the NYSE. In addition, the board of directors has adopted a policy pursuant to which no former employee of the Company will be eligible to serve as a member of the nominating and governance committee.

The nominating and governance committee and the board of directors will consider nominees for the board of directors recommended by shareholders if shareholders comply with the Company’s advance notice requirements. The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at an annual meeting of shareholders must deliver written notice complying with the requirements set forth in the Bylaws to the Secretary of the Company. To be eligible to submit the required notice, the shareholder must be a shareholder of record both on the date the notice is submitted and at the record date for the annual meeting and entitled to receive notice of and to vote at the annual meeting. This notice must contain, as to each nominee, certain specified information, including the nominee’s name, age, business and residence addresses, his or her principal occupation or employment, a description of all direct or indirect compensation or other material agreements, arrangements, understandings and relationships during the past three years between or among the nominee, the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, as such terms are defined in Rule 12b-2 under the Exchange Act, and any other information relating to such person that would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Exchange Act if such person had been nominated by the board of directors. It must also include the written consent of such person to being named as a nominee in soliciting material and to serving as a director, if elected, and a fully completed and signed questionnaire, in a form provided by the Company, regarding such person’s background and qualifications to serve as a director. The notice must also include certain information regarding the shareholder making the nomination, any other shareholders proposing it, and affiliates or associates of such shareholders, including names and addresses, the number and class of shares held of record by such shareholders, and information about derivative securities and other economic interests related to any of the Company’s securities held by any of such persons. In the case of an annual meeting to be held on the fourth Thursday in the month of June or within thirty days thereafter, the notice must be delivered not less than sixty nor more than ninety days prior to the fourth Thursday in June. In the case of an annual meeting which is being held on any other date other than the fourth Thursday in the month of June or within thirty days thereafter (or in the case of any special meeting), the notice must be delivered within ten days after the earlier of the date on which notice of the meeting is first mailed to shareholders or the date on which public disclosure is first made of the date of such meeting. There are no differences in the process pursuant to which the committee is to evaluate prospective nominees based on whether the nominee is recommended by a shareholder.

Upon receipt of a recommendation from any source, including shareholders, the committee will take into account whether a board vacancy exists or is expected or whether expansion of the board is desirable. In making this determination, the committee may solicit the views of all directors. If the committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for board membership. While the committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors will, at a minimum, in the committee’s judgment:

•	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	agree to follow all policies and procedures applicable to the board of directors of the Company, including all provisions set forth in any committee charters;

•	possess the background and demonstrated ability to contribute to the board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, or a record of relevant civic and community leadership; and

•	be able to devote the time and attention necessary to serve effectively as a director.

The committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the board that the committee has identified and will take into account diversity in professional and personal experience, skills, background, race, gender and other factors of diversity that it considers appropriate. The committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the committee believes that a candidate is likely to meet the criteria for board membership, the chairman will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest to the chairman, with the assistance of the Corporate Secretary’s office, will arrange interviews of the candidate with members of the committee and with the chief executive officer, either in person or by telephone. After the members of the committee and the chief executive officer have had the opportunity to interview the candidate, the committee will formally consider whether to recommend to the board that it nominate the candidate for election to the board.

Board Leadership Structure

In 2010, Robert J. Dennis, the Company’s chief executive officer, assumed the additional office of chairman upon his predecessor’s retirement from the latter office. Prior to the appointment of Mr. Dennis as chief executive officer in 2008, his predecessor had served as both chairman and chief executive officer since his predecessor as chairman and chief executive officer relinquished the chairman’s office in 2002, replicating a long-term succession plan that has been followed in the Company’s three most recent senior management transitions. Having observed no differences in the functioning of the board or the performance of the Company that it considers attributable to the separation or conjunction of the two offices, the board has retained flexibility in the Corporate Governance Guidelines with respect to the structure of the board leadership. The Corporate Governance Guidelines provide that the board will select the chairman and the chief executive officer in the manner that it determines to be in the best interests of the Company’s shareholders.

The Corporate Governance Guidelines also provide that if the positions of chairman and chief executive officer are held by the same person or if the chairman is otherwise employed by the Company, the chairman of the nominating and governance committee will serve as lead independent director, with the following responsibilities:

•	in consultation with the chairman, approve the annual calendar for all meetings of the board and standing committees;

•	provide the chairman with input as to the preparation of the agendas for the board;

•	advise the chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	coordinate the development of the agenda for and preside over executive sessions of the board’s independent directors;

•	act as principal liaison between the independent directors and the chairman on material issues;

•	evaluate, along with the independent members of the full board, the chief executive officer’s performance and meet with the chief executive officer to discuss the evaluation;

•	act as a liaison to shareholders who request direct communication with the board; and

•	perform such other roles and responsibilities as may be assigned from time to time by the board.

Generally, the board believes that having a chairman who is also a member of the Company’s management team, whether or not the offices of chairman and chief executive officer are held by the same person, has been highly effective for Genesco — avoiding the perception of a divergence of interests between the board and management; minimizing any potential disjunction between the development and execution of corporate strategies; and reducing the potential for confusion and duplication of effort in the areas of overlap between the responsibilities of the board and senior management. The board believes that the current leadership structure, in combination with strong governance policies, regular executive sessions, and a supermajority of independent directors, provides the appropriate balance of strategy, execution and oversight for the Company at this time.

As discussed below under the heading “Director Age Limit,” because Leonard Berry’s age exceeded the maximum age at which a director can stand for election, Dr. Berry was not nominated for re-election to the board. The nominating and governance committee recommended and the board approved that the Company’s board shall be limited to eleven total directors immediately after the expiration of Dr. Berry’s term as a director of the Company at the 2018 annual meeting. As a result, effective immediately following the 2018 annual meeting, the Company’s board will be reduced to 11 directors 10 of whom are considered independent under the NYSE and the rules of the SEC.

Cooperation Agreement with Legion Partners and 4010 Capital

On April 24, 2018, the Company entered into an agreement (the “Cooperation Agreement”) with Legion Partners Asset Management, LLC and certain related investors (collectively, “Legion Partners”), and 4010 Capital, LLC and certain related investors (collectively, “4010 Capital”). Pursuant to the Cooperation Agreement, the Company increased the size of the board from 10 to 12 directors and appointed Marjorie Bowen and Joshua Schechter to the newly created directorships. Each of Ms. Bowen and Mr. Schechter are serving an initial term expiring at the Company’s 2018 annual meeting of shareholders, and are included in Proposal One of this proxy statement for re-election at the 2018 annual meeting of shareholders.

Pursuant to the Cooperation Agreement, Legion Partners and 4010 Capital agreed not to nominate any director candidates to stand for election at the Company’s 2018 Annual Meeting. In addition, the Cooperation Agreement provides that, at the 2018 Annual Meeting and at any meeting of the Company’s shareholders held prior to the expiration of the Standstill Period (as defined below), Legion Partners and 4010 Capital will vote all of their shares of Company common stock in favor of the election of directors nominated by the board and otherwise in accordance with the board’s recommendation, subject to certain exceptions for extraordinary transactions and certain matters with a contrary recommendation from Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC.

The Cooperation Agreement includes certain restrictions applicable from April 24, 2018 until the date that is 10 calendar days prior to the deadline for the submission of shareholder nominations of directors for the 2019 annual meeting of shareholders pursuant to the Company’s Bylaws (the “Standstill Period”). During the Standstill Period, Legion Partners and 4010 Capital are, among other things, restricted from engaging in any solicitation of proxies or written consents with respect to the election or removal of directors or, with certain exceptions, any other matter or proposal, acquiring any assets of the Company or acquiring any voting stock that would result in Legion Partners and 4010 Capital collectively having beneficial ownership of more than 10.0% of the Company’s outstanding common stock.

The Cooperation Agreement was included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 25, 2018. The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to the full text thereof.

The Board’s Role in Risk Oversight

The board of directors views the identification and management of risk as a primary responsibility of the Company’s chief executive officer, who reports directly to the board. In addition to general review and discussion of various aspects of risk management throughout the year, at least once annually, the board receives a report from management of the Company with an overall assessment of the Company’s risk management processes and systems, including the identification of major risks associated with the Company’s business and strategies, a description of the Company’s approach to monitoring and managing each category of risk, and an assessment of residual exposures and whether and how they may be more effectively mitigated. The identification of major risks is based upon a survey of directors, executive management, the heads of staff and shared services functions, and managers with responsibility for major operational functions within the Company’s operating divisions, which occurs at least every two years.

The board’s most recent review of the Company’s risk management processes and systems focused on risks associated with the Company’s business and strategies in the following major categories:

•	Strategic and financial risk, including competition, growth opportunities, credit, liquidity and capital resources, and customer dynamics.

•	Integrity and compliance risk, including accounting and financial reporting, legal compliance, and corporate governance matters.

•	Operational risk, including supply chain, data privacy and security, and workforce-related risks.

•	Catastrophic event risk, including facility losses and disruptions from natural disasters or other causes.

In addition to the board’s ongoing oversight of risk management and the annual review with the board of the Company’s risk management processes and systems, specific risk categories fall within the oversight of individual committees of the board. For example, the audit committee has oversight of most of the risks falling within the integrity and compliance risk categories, which it addresses primarily through its ongoing review of internal controls over accounting and financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, the nominating and governance committee has direct oversight of governance-related risks, and the compensation committee has direct oversight of certain aspects of workforce-related risks as well as risks arising from compensation policies and practices. The strategic alternatives committee, formed in February 2018, considers strategic risk in the fulfillment of its responsibilities in connection with its identification and evaluation of alternatives that may enhance shareholder value. Additionally, the full board considers strategic and financial risk in its regular review of the Company’s strategic and operating plans and in connection with its authorization of specific transactions.

In connection with its annual review of the Company’s compensation programs in May 2018, the compensation committee specifically considered whether risks arising from the Company’s compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company. In its analysis, the committee considered, among other things, the following:

•	the “banking” provisions of the Amended and Restated EVA Incentive Compensation Plan (the “EVA Plan”), discussed in “Executive Compensation — Compensation Discussion and Analysis,” below, under the heading “3. Elements of Direct Compensation — B. Annual Incentive Compensation,” which require the Company to retain and pay out in three annual installments any portion of an annual incentive award in excess of three times the target award earned in any year and subject the retained amounts to reduction or elimination in subsequent years if performance deteriorates;

•	equity-based, long-term incentive component of the Company’s executive compensation also discussed in “Compensation Discussion and Analysis,” which is designed to prevent excessive risks by rewarding sustainable performance; and

•	the Company’s share ownership requirements.

As a result of its analysis, the compensation committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

The members of the board’s committees believe that they have sufficient access to the members of management with direct responsibility for the management of risks within their oversight to be able to understand and monitor such risks effectively. Each committee regularly reports to the full board on matters related to the categories of risk within its oversight.

Board Self-Evaluation Process

The board annually participates in a self-evaluation process. Currently, the process is conducted by or under the direction of the lead independent director and includes private interviews with each individual director in which he or she is asked to assess the board’s structure and composition, the conduct and frequency of board and committee meetings, the performance of board committees, and other topics related to the board’s effectiveness and its relationship with management. The results of the interviews are compiled and summarized and discussed by the board in one or more executive sessions.

Communications with Directors by Shareholders, Employees and Other Interested Parties

The Company’s board has established procedures for the Company’s shareholders to communicate with members of the board. Shareholders and employees of the Company and other interested parties may address communications to directors, either collectively or individually (including to the lead independent director or to the non-management directors as a group), in care of the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217. The Corporate Secretary’s office delivers to directors all written communications, other than commercial mailings, addressed to them.

Directors’ Annual Meeting Attendance

The Company encourages all directors to be present at the annual meeting of shareholders. All directors were present at last year’s annual meeting.

Director Age Limit

The Company’s Corporate Governance Guidelines require that any director that is over the age of 75 at the time of the annual meeting of shareholders shall not be nominated to the board of directors at that meeting by the nominating and governance committee. Consequently, Dr. Berry could not be nominated for another term on the Company’s board of directors and his current term as a director will expire immediately following the 2018 annual meeting.

Corporate Governance Guidelines

The board of directors has adopted Corporate Governance Guidelines for the Company. They are accessible on the Company’s website, www.genesco.com.

Code of Business Conduct and Ethics for Employees and Directors

The Company has adopted a code of business conduct and ethics that applies to all employees and directors. The Company has made the code of business conduct and ethics available and intends to provide disclosure of any amendments or waivers of the code with respect to directors and executive officers within four business days after an amendment or waiver on its website, www.genesco.com.

Website

The charters of the nominating and governance, compensation, audit, and strategic alternatives committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics for Employees and Directors are available on the Company’s website, www.genesco.com. All references to the Company’s website in this proxy statement are inactive textual references only. Print copies of these documents will be provided to any shareholder who sends a written request to the Corporate Secretary, Genesco Inc., 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND

PRINCIPAL SHAREHOLDERS

Principal Shareholders

The following table sets forth the ownership according to the most recent filings of Schedules 13G and 13D and amendments thereto, as applicable, by the beneficial owners which, as of the record date for this meeting, own beneficially more than 5% of the Company’s common stock. Percentages are calculated based on outstanding shares as of April 30, 2018. None of such persons owns any equity securities of the Company other than common stock.

Name and Address of Beneficial Owner	No. of Shares	Percent of Class
BlackRock, Inc. (1)	2,534,649	12.7
55 East 52nd Street
New York, New York 10055
The Vanguard Group (2)	1,777,421	8.9
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Eagle Asset Management, Inc. (3)	1,718,406	8.6
880 Carillon Parkway
St. Petersburg, Florida 33716
Dimensional Fund Advisors LP (4)	1,653,959	8.3
Building One, 6300 Bee Cave Road
Austin, Texas 78746
FMR LLC (5)	1,085,878	5.5
Abigail P. Johnson
245 Summer Street
Boston, Massachusetts 02210
Legion Partners, LLC (6)	1,030,234	5.2
Legion Partners Asset Management, LLC
Legion Partners Holdings, LLC
Legion Partners, L.P. I
Legion Partners, L.P. II
Legion Partners Special Opportunities, L.P. VIII
Christopher S. Kiper
Raymond White
4010 Partners, LP
4010 General Partners, LLC
4010 Capital, LLC
Steven E. Litt
9401 Wilshire Boulevard, Suite 705
Beverly Hills, California 90212

(1)	Based upon a Schedule 13G/A dated January 17, 2018, showing sole voting power with respect to 2,481,932 shares, and sole dispositive power with respect to 2,534,649 shares.

[Footnotes continued on next page.]

(2)	Based upon a Schedule 13G/A dated February 7, 2018, showing sole voting power with respect to 21,421 shares, shared voting power with respect to 2,700 shares, sole dispositive power with respect to 1,754,636 shares, and shared dispositive power with respect to 22,785 shares.

(3)	Based upon a Schedule 13G/A dated January 8, 2018, showing sole voting power with respect to 1,718,406 shares, and sole dispositive power with respect to 1,718,406 shares.

(4)	Based upon a Schedule 13G/A dated February 9, 2018, showing sole voting with respect to 1,588,729 shares, and sole dispositive power with respect to 1,653,959 shares.

(5)	Based upon a Schedule 13G dated February 13, 2018, with respect to FMR LLC, showing sole dispositive power with respect to 1,085,878 shares, and, in the case of FMR LLC, sole voting power of 91,617 shares; and, with respect to Abigail P. Johnson, showing sole dispositive power with respect to 1,085,878 shares.

(6)	Based upon a Schedule 13D dated January 16, 2018, as amended January 24, 2018, March 19, 2018, and April 25, 2018, with respect to Legion Partners, LLC showing shared voting power with respect to 1,030,134 shares and shared dispositive power with respect to 1,030,134 shares; with respect to Legion Partners Asset Management, LLC showing shared voting power with respect to 1,030,134 shares and shared dispositive power with respect to 1,030,134 shares; with respect to Legion Partners Holdings, LLC showing shared voting power with respect to 1,030,234 shares, and shared dispositive power with respect to 1,030,234 shares; with respect to Legion Partners, L.P. I showing shared voting power with respect to 732,087 shares and shared dispositive power with respect to 732,087 shares; with respect to Legion Partners, L.P. II showing shared voting power with respect to 29,620 shares and shared dispositive power with respect to 29,620 shares; with respect to Legion Partners Special Opportunities, L.P. VIII showing shared voting power with respect to 268,427 shares and shared dispositive power with respect to 268,427 shares; with respect to Christopher S. Kiper showing shared voting power with respect to 1,030,234 shares and shared dispositive power with respect to 1,030,234 shares; with respect to Raymond White showing shared voting power with respect to 1,030,234 shares and shared dispositive power with respect to 1,030,234 shares; with respect to 4010 Partners, LP showing shared voting power with respect to 35,000 shares and shared dispositive power with respect to 35,000 shares; with respect to 4010 General Partners, LLC showing shared voting power with respect to 35,000 shares and shared dispositive power with respect to 35,000 shares; with respect to 4010 Capital, LLC showing shared voting power of 35,000 shares and shared dispositive power with respect to 35,000 shares; and with respect to Steven E. Litt showing shared voting power with respect to 35,000 shares and shared dispositive power with respect to 35,000 shares.

Ownership of Directors and Management

The following table sets forth information as of April 30, 2018, regarding the beneficial ownership of the Company’s common stock by each of the Company’s directors, the persons required to be named in the Company’s summary compensation table appearing elsewhere in the proxy statement and the directors and executive officers as a group. None of such persons owns any equity securities of the Company other than common stock.

Name	No. of Shares(1)(2)
Joanna Barsh	14,898
Leonard L. Berry	30,742
Marjorie L. Bowen	-0-
James W. Bradford	24,957
Robert J. Dennis	229,935
Matthew C. Diamond	38,723
Marty G. Dickens	21,445
Thurgood Marshall, Jr.	9,281
Kathleen Mason	43,493
Kevin P. McDermott	10,609
Joshua E. Schechter	-0-
David M. Tehle	8,471
David E. Baxter	31,299
Jonathan D. Caplan	76,203
James C. Estepa	101,255
Roger G. Sisson	81,684
Mimi E. Vaughn	87,140
Current Directors and Executive Officers as a Group (17 Persons)	850,035	(3)

(1)	Each director and officer owns less than 1% of the outstanding shares of the Company’s common stock, except for Mr. Dennis, who owns 1.2%.

(2)	Includes shares of restricted stock which remain subject to forfeiture. See “Director Compensation” and “Executive Compensation — Summary Compensation Table,” below.

(3)	Constitutes approximately 4.3% of the outstanding shares of the Company’s common stock.

Director and Executive Officer Ownership Guidelines

The nominating and governance committee of the Company’s board has adopted share ownership guidelines for directors and executive officers, including the named executive officers. The guidelines require that named executive officers hold at least the number of shares specified below:

Chief Executive Officer	60,000 shares
Chief Operating Officer (if applicable)	30,000 shares
Chief Financial Officer	20,000 shares
Senior Vice Presidents-Operations	20,000 shares
Other Senior Vice Presidents	15,000 shares

The guidelines allow covered executives up to five years from their appointment dates to comply with the guidelines. All executive officers complied with the guidelines through Fiscal 2018. Restricted stock grants may be used to satisfy the guidelines, consistent with the intent that such awards align executive officers’ interests with those of shareholders.

The guidelines require that directors hold at least 2,500 shares. Directors are expected to achieve that ownership within five years of the director’s election to the board. With the exception of Ms. Bowen and Mr. Schechter, all non-employee directors then serving in office have met this requirement.

The board of directors has adopted a policy prohibiting hedging against future declines in the market value of the Company’s securities by directors and officers of the Company. This policy prohibits directors and officers from directly or indirectly engaging in any hedging transaction that eliminates or limits economic risk with respect to the director’s or officer’s interest in the Company’s securities, including any compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s securities. The policy reflects the board’s judgment that hedging transactions decrease alignment between the interests of the officers and directors and those of the shareholders, undermining the objectives underlying stock-based compensation and the share ownership policy for officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish the Company with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and of written representations by officers and directors, the Company believes that during Fiscal 2018 all officers and directors subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Genesco’s compensation programs are intended to attract and retain employees with skills necessary to enable the Company to achieve its financial and strategic objectives and to motivate them through the use of appropriate incentives tied to the Company’s performance and market value to achieve those objectives. The Company recognizes that the goals of employee attraction, retention and motivation must be balanced against the necessity of controlling compensation expense, with the ultimate objective of building shareholder value. With respect to senior management (executive officers and heads of the Company’s operating units and staff departments, including the principal executive officer, the principal financial officer and the four additional officers listed in the Summary Compensation Table which follows this discussion, who are referred to in this discussion as the “named executive officers”), the compensation committee of the board of directors (the “compensation committee” or, in this “Compensation Discussion and Analysis” section, the “committee”) has the responsibility to design a compensation program and set levels of compensation that attempt to achieve the optimal balance between employee attraction, retention and motivation, on the one hand, and control of compensation expense, on the other.

1. Overview. Genesco’s compensation programs for its senior executive management are designed to incorporate a significant element of pay for performance.

•	Compensation mix. The Company targets base salaries at or somewhat below the median of its peer group, while providing upside potential through performance-based compensation, comprised of a combination of annual incentives (which also incorporate a multi-year banking mechanism) linked to operating results and stock-based compensation.

The graphs below illustrate, for the chief executive officer and for the other named executive officers as a group, the components of targeted total compensation (defined as base salary, target annual incentive award, and the grant date market value, based on the closing price of the Company’s common stock on the NYSE on the grant date, of restricted shares granted under the Company’s equity incentive plan) for Fiscal 2018:

Chief Executive Officer

Other Named Executive Officers (as a Group)

Neither the chief executive officer nor any of the other named executive officers received an annual incentive award for Fiscal 2018, reflecting the performance of the Company for the year. Consequently, the total compensation actually received for the year was 77% of targeted total compensation for both the chief executive officer and the other named executive officers as a group.

At the annual meeting of shareholders in 2017, the compensation of the named executive officers of the Company was submitted for a non-binding, advisory “say on pay” vote by shareholders. Approximately 96% of the votes cast, representing approximately 85% of outstanding shares eligible to vote, were voted in favor of the compensation paid to the named executive officers, and approximately 4% of the votes cast, representing approximately 3% of outstanding shares, were voted against. The committee considered these results in its review of the Company’s compensation philosophy in connection with its approval of named executive officer compensation for Fiscal 2019 and determined that neither the compensation philosophy nor its implementation should be changed in response to the “say on pay” vote. The committee expects to continue to consider shareholder views on compensation philosophy and implementation as expressed in the most recent “say on pay” vote when setting compensation.

2. Compensation Committee Process.  In seeking to balance employee attraction and retention with appropriate management of compensation expense, the committee looks primarily to market data. It retains an independent compensation consultant to work directly with the committee in gathering and analyzing data. The committee engaged PricewaterhouseCoopers LLP as its independent compensation consultant beginning in 2010, and the firm’s analysis and observations are reflected in the committee’s decisions about compensation for the three years reflected in the Summary Compensation Table and for the current fiscal year. Total fees paid by the Company to PricewaterhouseCoopers LLP for compensation consulting and other services represent a minimal portion of the firm’s total revenues. Accordingly, the committee believes that no conflicts of interest exist with respect to PricewaterhouseCoopers LLP in its role as compensation consultant to the committee. The committee and its consultant also solicit input from the chief executive officer on subjective considerations such as an individual executive’s performance and aspects of his or her role in the Company that might affect the relevance of market comparisons and perceptions of internal equity that the chief executive officer believes should be taken into account in individual cases of the Company’s other executives. On the basis of the market data, management input, and the consultant’s knowledge of trends and developments in compensation design, the consultant annually presents analyses and observations regarding the material elements of senior management direct compensation for the committee’s consideration. The final compensation decisions rest with the committee.

In recent years, the committee has approached its analysis of senior executive management compensation from the perspective of total direct compensation (consisting of base salary, compensation under the Company’s annual incentive plan, including the multi-year banking aspects discussed herein, and long-term, stock-based incentives). To assess the competitiveness of the Company’s executive compensation in its decision-making process for Fiscal 2018, the committee considered (i) proxy statement data from a peer group of public companies (listed below) identified by the committee’s consultant with input from the committee and (ii) data reported in published surveys from companies in the retail industry with annual revenues and market capitalization similar to the Company’s, taking into account an average of (A) proxy statement data for comparable positions, (B) proxy statement data for equivalent rank among named executive officers, and (C) survey data, and adjusting for any outliers in the data as it believed appropriate. For its analysis of compensation levels established for Fiscal 2018, the committee referenced the following peer group, which the committee considered relevant for comparison because of the nature of their businesses or target markets, their size and market value, and the likelihood that the Company competes against them for management personnel: Abercrombie & Fitch Co.; Ascena Retail Group, Inc.; Caleres, Inc.; Chico’s FAS Inc.; The Children’s Place Retail Stores, Inc.; Deckers Outdoor Corporation; DSW Inc.; Express, Inc.; The Finish Line, Inc.; Foot Locker, Inc.; Skechers USA, Inc.; Stage Stores, Inc.; Stein Mart, Inc.; Tailored Brands, Inc.; Urban Outfitters, Inc.; and Wolverine

World Wide, Inc. The peer group referenced by the committee in its analysis of compensation for Fiscal 2019 is identical to that used in the analysis for Fiscal 2018.

3. Elements of Direct Compensation.  Direct compensation to the Company’s executive officers consists of annual base salary, annual incentive bonuses and long-term incentives in the form of stock-based awards and the multi-year “banking” feature included in the annual incentive plan. The committee generally seeks to pay base salaries at or somewhat below the market median, using the bonus to provide the prospect of above-median cash compensation for superior performance against annual performance objectives that the committee believes are set to reward creation of shareholder value. Additionally, as noted, certain features of the bonus plan are intended to encourage a longer-term focus, as is the long-term incentive element of the compensation program. The long-term incentive element is stock-based, intended to further align management’s interests with those of the shareholders. The committee also considers targeted total cash levels (base salary plus the target bonus) and total direct compensation (total cash plus the targeted value of long-term incentives) in relation to the peer group companies and the survey data.

A. Base Salary.   The Company pays base salaries to its employees in order to provide a level of assured compensation reflecting an estimate of the value in the employment market of the employee’s skills and the demands of his or her position. Consistent with its goal to pay base salaries at or slightly below the market midpoint, the committee set Fiscal 2018 base salaries for senior executive management in the aggregate at approximately 86% of the midpoint, based on the consultant’s survey and peer group data. This represented a 3.1% aggregate increase over base salaries for Fiscal 2017, which had not been increased from Fiscal 2016 levels, reflecting the Company’s overall financial performance in Fiscal 2016 and a conservative outlook for Fiscal 2017 performance. For Fiscal 2019, market data indicated a gap of approximately 14% below market for base salaries of the Company’s executive officers as a group. Mr. Caplan and Mr. Sisson were each awarded a 3% increase in base salary for Fiscal 2019, and the other named executive officers’ base salaries were not increased. Ms. Vaughn’s compensation as chief financial officer was held at Fiscal 2018 levels pending her anticipated promotion to chief operating officer on a date to be determined during Fiscal 2019.

B. Annual Incentive Compensation. (i) Overview.  Executive officers other than the chief executive officer participate in the Company’s EVA Incentive Plan (the “EVA Plan”), which is designed to reward increasing earnings in an amount sufficient to provide a return on capital greater than the Company’s cost of capital. The committee has historically recommended that the board award the chief executive officer’s annual bonus on the same basis as if he were a Corporate Total business unit participant in the EVA Plan, and the committee did so again in Fiscal 2018, and has voted to do so with respect to Fiscal 2019. The EVA Plan also incorporates a provision making a portion of each participant’s award contingent on the achievement of individual strategic goals to provide an incentive for strategic and operational objectives that may not be immediately reflected in the annual financial performance of the participant’s business unit. The compensation committee annually sets target bonus levels based on the Company’s peer group and survey comparisons of target bonuses as a percentage of base salary and total targeted cash compensation. The chief executive officer also provides input to the committee on target bonus levels for positions other than his own.

(ii) Bonus Targets. The following table sets forth target bonuses as a percentage of base salary for the named executive officers and the market median target bonus as a percentage of base salary, according to the committee’s consultant’s data for Fiscal 2018:

Named Executive Officer	Target Bonus as a Percentage of Base Salary	Market Median Target Bonus as a Percentage of Base Salary
Robert J. Dennis	105%	124%
James C. Estepa	81%	81%
Mimi E. Vaughn	75%	73%
Jonathan D. Caplan	75%	71%
David E. Baxter	75%	73%
Roger G. Sisson	65%	55%

The named executive officers’ target bonuses as a percentage of base salary are unchanged for Fiscal 2019.

(iii) Award Components.  The named executive officers participating in the Fiscal 2018 EVA Plan were eligible to receive a fraction or multiple of their target awards based on the factors described below. Bonuses earned can be negative, offsetting or entirely eliminating “banked” amounts carried over from prior years and, subject to the limitations described below, offsetting awards in future years. Presidents of the Company’s operating divisions were eligible to earn cash awards equal to the sum of (a) 75% of their bonus targets multiplied by a factor determined by changes in Economic Value Added (EVA1) (the “EVA change factor”) for their respective business units for the year, and (b) 25% of the targets multiplied by (i) the corporate business unit EVA change factor and (ii) the percentage of achievement of individual strategic goals (discussed in greater detail below) agreed upon by the participant and the chief executive officer during the first quarter of the fiscal year. Business unit assignments for operating division presidents include a factor for performance of the Company as a whole. Heads of corporate staff departments were eligible to receive cash awards equal to the sum of (a) 75% of their bonus targets multiplied by the EVA change factor for the Company as a whole and (b) 25% of their bonus targets multiplied by the EVA change factor for the Company as a whole and the product multiplied by their percentage of achievement of their individual performance goals. Each participant’s business unit allocation is assigned by the chief executive officer, who also determines the weighting of the various business unit components for participants with responsibility for multiple units, and approved by the committee. Among the named executive officers participating in the EVA Plan in Fiscal 2018, Ms. Vaughn and Mr. Sisson were assigned to the Corporate Total business unit; Mr. Caplan’s business unit allocation was 79% Johnston & Murphy Group, 20% Licensed Brands Group, and 1% other; Mr. Baxter was assigned 100% to the Lids Sports Group business unit; and Mr. Estepa’s business unit allocation was 90% Journeys Group and 10% Schuh. As noted above, while Mr. Dennis is not a participant in the EVA Plan, the committee has historically awarded his bonus on the same basis as if he were assigned 100% to the Corporate Total business unit.

See “Bonus Calculation Factors,” below, for additional information on the performance factors for each primary business unit and for the Company as a whole for Fiscal 2018.

(iv) EVA Calculations.  EVA for Fiscal 2018 was determined by subtracting from a business unit’s net operating profit after taxes (“NOPAT”) a charge of 10% of the average net assets (total assets minus non-interest bearing liabilities) employed to generate the profit. The 10% capital charge represented the Company’s estimate of its weighted average cost of debt and equity capital. The EVA Plan is designed to encourage efficient use of assets, since

[1]	EVA is a trademark of Stern Stewart & Co.

profit improvement that is less than 10% of the incremental net assets employed reduces the participant’s bonus. Incentive awards are determined by the amount of actual EVA change during the year relative to EVA change targets for the year.

NOPAT and net assets employed for EVA Plan purposes are not necessarily the same as the corresponding accounting measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for financial reporting purposes. The Company’s NOPAT for purposes of the EVA Plan in Fiscal 2018 was calculated by (a) adjusting reported earnings from operations upward by the following amounts:

•	$182.2 “Goodwill impairment” line on the Consolidated Statements of Operations for Fiscal 2018;

•	$8.8 million in the “Asset impairments and other, net” line on the Consolidated Statements of Operations for Fiscal 2018;

•	$0.5 million in a large capital projects adjustment related to a new distribution center at Schuh;

•	$1.9 million in a large capital projects adjustment related to a new office building at Lids;

•	$1.9 million for tax credits;

•	$3.9 million in a large capital projects adjustment related to a distribution expansion at Journeys; and

•	$0.2 million of other adjustments;

and (b) adjusting the resulting figure downward by the following amounts:

•	$2.7 million related to retail store asset impairments; and

•	taxes at a 39% rate for the Company’s operations other than Schuh and at a 20% rate for Schuh’s operations.

(v) Bonus Calculation Factors.  The following table shows for each of the Company’s primary business units in Fiscal 2018: (a) the amount of EVA improvement required to earn a target bonus award, (b) the incremental EVA change required to earn each additional whole-number multiple of the target, (c) the actual EVA for the business unit, and (d) the multiple of the target bonus actually earned. Fractional multiples are earned for incremental changes less than the full improvement interval shown in column (b). Negative bonuses accrue to the extent that shortfalls from the target improvement (column (a)) exceed the interval shown in column (b). See the discussion under the heading “Bonus Bank” below for the consequences of a negative bonus. As discussed above, the named executive officer with responsibilities for more than one business unit receives incentive compensation reflecting the weighted average EVA changes in all the relevant business units.

	(a)	(b)	(c)	(d)
Business Unit	FY 2018 Target EVA Improvement	FY 2018 Incremental Improvement Interval	FY 2018 EVA Change	FY 2018 Bonus Multiple
	($)	($)	($)
Corporate Total	3,404,000	5,316,000	(28,487,000)	(5.00)
Lids Sports Group	986,000	2,320,000	(17,394,000)	(6.92)
Journeys Group	856,000	4,682,000	(9,362,000)	(1.18)
Johnston & Murphy Group	188,000	1,089,000	149,000	0.96
Schuh Group	460,000	1,324,000	(832,000)	0.02
Licensed Brands	79,000	392,000	(2,025,000)	(4.37)

Each business unit’s target for EVA improvement (shown in column (a), above) is determined in advance by allocating the Company’s total expected EVA improvement among all its business units. The Company calculates the amount of EVA improvement which it believes is “expected” by the market from the amount by which its current market value exceeds the capitalized value of current EVA plus invested capital — in other words, the amount of value associated with the Company’s future growth. Target EVA improvement is the amount of improvement required to give investors a cost of capital return on this future growth value, and thus on the market value of their investment. The incremental improvement interval (shown in column (b), above), is both the amount of additional EVA improvement above the amount in column (a) that is required to earn a bonus of two times the participant’s target and also the amount of shortfall from the column (a) target that will result in a zero bonus. The calibration of the intervals shown in column (b) reflects an effort to give the business units appropriate shares of above-target EVA improvement for a given bonus pool based primarily on unit size with adjustments designed to achieve a similar likelihood of multi-year zero bonuses among all units.

(vi) Individual Strategic Objectives.  As noted above, the payment of a portion of each participant’s annual incentive award for EVA improvement is contingent on his or her achievement of individual strategic goals agreed upon in advance with the participant’s supervisor. Failure to achieve these strategic goals can reduce an EVA Plan award that is otherwise payable, but performance meeting or exceeding these strategic goals cannot serve to increase the amount of any such award. Individual strategic goals for the named executive officers typically involve initiatives that the executive officers consider important to the long-term prospects of the participants’ business units, but that may not be adequately rewarded by the portion of the bonus calculated on current financial performance. Examples include retail divisions’ opening a targeted number of new retail stores on schedule, shared services’ implementation of an infrastructure improvement or execution of a planned disposition of a business unit, or a business unit’s launch of a new retail concept or product line. No individual strategic goal was material to any named executive officer’s compensation or to any component of it in Fiscal 2018. The participant’s supervisor, generally in consultation with the participant, determines whether and to what extent the participant’s individual strategic goals have been met. Certain strategic goals are quantitative, allowing an objective determination of the extent to which they are achieved, while others are more qualitative in nature, requiring a subjective determination of achievement. The EVA Plan permits full credit for strategic goals if they have been at least 95% achieved.

No portion of the award for achievement of individual strategic goals is ordinarily to be paid unless some portion of the applicable award for operating results is earned, although the EVA Plan authorizes the committee to consider exceptions for extraordinary strategic successes upon the recommendation of the chief executive officer. No exceptions of this nature have ever been made.

(vii) Bonus Bank.  The EVA Plan includes a “bonus bank” feature. Awards for EVA results in excess of target are uncapped and “negative awards” for results less than target are possible. Any award in excess of three times the target bonus and any negative award is credited to the participant’s account in the bonus bank, and positive bank balances are payable in future years only subject to performance in those years. Each year, a participant will receive a payout equal to (i) the current year’s award, up to three times the target, plus (ii) one-third of any amount in excess of three times the target in the current year, and (iii) the installments of banked awards from previous years, if any, that are payable in the current year. Positive bank balances from each year are paid out in three equal annual installments, subject to current-year performance in each of the three subsequent years. If the current year’s award is negative, any positive balance in the participant’s bank is applied against it, reducing or entirely eliminating the positive balance, depending upon the magnitude of the negative award for the current year.

Any positive balance is forfeited if the participant is terminated for “cause” (as defined in the EVA Plan). If the participant voluntarily resigns from employment by the Company, any positive bank balance does not become payable until the end of the fifth fiscal year following the participant’s resignation and is subject to reduction or elimination in the meantime based upon the performance of the business unit or units to which the participant was assigned when he or she resigned. If the participant’s bonus bank balance from prior years is negative, 50% of any positive award in excess of two times the target in a subsequent year will be applied toward “repaying” the negative balance and 50% will be paid out to the participant (up to the generally applicable limit of three times the target plus one-third of any amount in excess of three times the target in the current year). Any negative balance from a single year will be canceled to the extent not repaid after three subsequent years. The committee believes that the “bonus bank” feature of the EVA Plan offers improved incentives for management to focus on building long-term value in the Company, and that the provisions that leave positive bank balances at risk for five years following voluntary resignation aid the retention of key employees. Including Fiscal 2018 accruals, bonus bank balances for the named executive officers are as follows:

Robert J. Dennis	$(11,004,160)
Mimi E. Vaughn	$(4,010,721)
Jonathan D. Caplan	$(576,344)
James C. Estepa	$(2,916,405)
David E. Baxter	$(2,335,500)
Roger G. Sisson	$(2,807,951)

Bonuses reported in column (g) of the Summary Compensation Table below are bonuses actually payable for the years indicated, reflecting, where applicable, reductions of amounts otherwise payable by the recapture of previously accrued negative balances pursuant to the “banking” feature of the EVA Plan and positive bank balances held back in prior years that became payable for the year indicated because of performance in that year.

(viii) Compensation Recoupment Policy.  The board of directors has adopted a Compensation Recoupment Policy providing that the committee may in its sole discretion require reimbursement of any cash or equity-based award paid or payable to a current or former executive officer of the Company based partially or entirely upon the attainment of objective performance criteria (“incentive compensation”) in certain circumstances. The committee may require reimbursement from an executive officer who received incentive compensation based on erroneous financial data if the Company is required to restate its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or if the committee determines that any action by the executive officer or an employee under his or her direct supervision constituted noncompliance with the Company’s Code of Business Conduct and Ethics to the material detriment of the Company. Unless the committee determines that the executive officer engaged in misconduct that caused or contributed to a required restatement of financial statements or that the violation of the Code of Business Conduct and Ethics was committed by the executive officer or by an employee under his or her direct supervision with the actual or constructive knowledge of the executive officer, the committee may recover only to the extent of any positive bonus bank balance credited to the executive officer under the EVA Plan. If the committee so determines, it may pursue recovery from the executive officer in its discretion, in accordance with applicable law.

C. Stock-Based Compensation.  Grants of restricted stock to executive officers and other key employees of the Company including the named executive officers are intended to provide them with an incentive to make decisions that are in the long-term best interests of the Company and to balance the shorter-term annual cash incentive component of executive compensation. Stock-based compensation is also intended to align the financial interests of management with those of the Company’s shareholders, since the value of a share of restricted stock is dependent upon the Company’s performance and the recognition of that performance in the market for the Company’s stock. The grant date value of shares granted in June 2017 represented 2.55 times base salary for the chief executive officer,

1.6 times base salary for Mr. Vaughn, Mr. Estepa, Mr. Caplan and Mr. Baxter, and 1.35 times base salary for Mr. Sisson.

Stock-based incentive awards in the form of restricted stock are typically granted to executive officers and other key employees once annually. The committee does not attempt to time stock-based incentive grants in relation to the Company’s release of material information. Since 2009, annual incentive grants have been awarded in June. The committee has also occasionally made grants to newly-hired key employees at its next meeting after their employment commenced.

Since 2008, the committee has awarded equity compensation in the form of restricted stock. The restricted stock is subject to forfeiture upon termination of the grantee’s employment prior to vesting, which occurs in four equal annual increments with respect to all currently outstanding grants to executive officers.

The committee, with input and peer group data provided by PricewaterhouseCoopers LLP, has considered the addition of performance vesting conditions to restricted stock awards. It has concluded that the EVA Plan, with its potential for wide, positive and negative swings in compensation based on performance and the multi-year effects of its banking features, adequately addresses the compensation policy goals that would be served by incorporating such conditions in equity grants and that the combination of such conditions with the relatively high performance sensitivity of the EVA Plan might result in a compensation system with inappropriately high levels of performance leverage. In this connection, the committee has noted that named executive officers assigned exclusively to the corporate business unit have not earned a positive annual incentive award during any of the five most recent fiscal years. Additionally, it believes that the policy goals underlying performance conditions in equity awards are served more efficiently through the cash awards under the EVA Plan than through equity grants, which involve both a charge to earnings and permanent equity dilution, given that a higher number of shares with performance conditions would presumably be necessary to achieve market comparable compensation targets. The committee intends, however, to continue to consider performance conditions and their effect on the overall balance of incentives in the context of future equity grants.

4.  OtherCompensation.

A.  Change of Control Arrangements, Severance Plan and Transition Agreement.

All the named executive officers are parties to employment protection agreements which become effective only in the event of a change of control (as defined in the agreements). Each agreement provides for employment by the Company for a term of up to three years following a change of control. In the event that the executive’s employment is terminated under certain circumstances during the contractual employment period after a change of control, the executive is entitled to a lump sum payment and the continuation of certain benefits, as described below under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.” Additionally, awards made by the Company under the Company’s equity incentive plans become immediately vested and exercisable upon a “change of control” (as defined in the plans).

The Company maintains a Severance Plan for monthly-paid salaried employees to provide for certain benefits to covered employees (including the named executive officers) in the event of a Company-initiated separation from the Company other than for cause (as defined in the Severance Plan). Under the terms of the Severance Plan, an eligible employee is entitled to one week of base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. The Severance Plan is discussed in further detail under the heading “Change of Control Arrangements, Employment Agreements and Severance Plan.”

The Company believes that reasonable severance and change of control benefits are necessary in order to recruit and retain effective senior managers. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are a product of a recruiting environment within our industry that has historically been competitive. The Company also believes that a change of control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change of control transaction that could be in the best interests of shareholders.

In connection with Mr. Estepa’s decision to retire as chief executive officer of the Company’s Journeys Group business unit and as a senior vice president of the Company as of February 1, 2018, the Company and Mr. Estepa entered into a transition arrangement pursuant to which he would remain employed by the Company in a consulting capacity, to assist with the transition of his duties, through June 30, 2018. He will continue to be compensated through that date at his monthly base salary as of February 1, 2018, and to participate in the EVA Plan with a target award of 81% of his annualized salary through June 30, 2018, with any award for Fiscal 2019 to be prorated based on the number of months he is actually employed by the Company during the fiscal year.

B.  Defined Benefit, Defined Contribution and Deferred Income Plans.

(i) Defined Benefit Pension Plan. The Genesco Retirement Plan (the “Retirement Plan”) is a noncontributory, qualified pension plan. Prior to December 31, 1995, the Retirement Plan provided retirement benefits to eligible participants based on a formula taking into consideration the average of the ten highest consecutive years’ earnings of the participant, years of benefit service and other factors.

Effective January 1, 1996, the Retirement Plan was amended to establish a cash balance formula. Benefits earned prior to that date under the 10-year average formula were preserved as of that date. Effective January 1, 2005, the cash balance formula was frozen and benefit accruals ceased. Beginning in 2005, participant accounts are credited annually with the lesser of (a) 7% or (b) the annual rate of interest on 30-year Treasury securities for the month of December immediately preceding the Plan Year (as defined in the Retirement Plan) for which the rate applied. The Company makes a supplemental, “makeup” payment outside the Retirement Plan equal to the amount, if any, by which (a) exceeds (b), and the amount of other contributions that were lost when the Retirement Plan was frozen, equal to 2.5% of compensation up to the Social Security wage base and 4% of compensation above it. For Fiscal 2018, the named executive officers who are participants in the Retirement Plan received the following “makeup” payments:

Ms. Vaughn	$13,627
Mr. Caplan	$14,167
Mr. Estepa	$20,735
Mr. Sisson	$20,680

A participant had no vested benefits under the Retirement Plan until he or she had five years’ service with the Company. Because they had no benefits under the Retirement Plan as of January 1, 2005, when the cash balance formula was frozen and benefit accruals ceased, Mr. Dennis and Mr. Baxter are not participants in the Retirement Plan.

The years of benefit service of the participating named executive officers, frozen at January 1, 2005, are: Ms. Vaughn — 1 year; Mr. Caplan — 12 years; Mr. Sisson — 11 years; and Mr. Estepa — 20 years. The Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limited the amount of salary which was taken into account in calculating Retirement Plan benefits. Taking into account the preserved benefits under the average of the ten highest years and the accumulated funds in cash balance formula, and assuming that the participant’s accrued benefits at normal retirement are taken in the form of single life annuity, the estimated annual benefit payable for each participating named executive officer at retirement is as follows: Ms. Vaughn — $2,290; Mr. Caplan — $10,646; Mr. Sisson — $23,574; and Mr. Estepa — $25,643.

(ii) Defined Contribution Plan.  The Company also offers to all employees (including the named executive officers) a voluntary defined contribution plan (the “401(k) Plan”) designed to comply with Section 401(k) of the Internal Revenue Code. Participants in the 401(k) Plan (including all the named executive officers) may defer a percentage of their qualifying pre-tax compensation for each year. Beginning with calendar year 2006, the Company has made a matching contribution equal to 100% of deferrals up to 3% of compensation (limited to $250,000) plus 50% of the next 2% of compensation (similarly limited) deferred.

In Fiscal 2018, each of the named executive officers received a matching contribution, as follows: Mr. Dennis — $10,688; Ms. Vaughn — $10,845; Mr. Caplan — $10,842; Mr. Estepa — $7,265; Mr. Baxter — $6,000; and Mr. Sisson — $10,836.

Such amounts are included in column (i) of the “Summary Compensation Table,” below. Deferrals and matching contributions to the defined contribution plan may be invested in any of a number of mutual fund investments and in a guaranteed income option. Participants may also self-direct their investments, subject to certain restrictions.

(iii) Deferred Income Plan.  The named executive officers, in addition to other eligible employees, may participate in the Genesco Inc. Amended and Restated Deferred Income Plan (the “Deferred Income Plan”). Under the Deferred Income Plan, the participant may elect to defer up to 15% of base salary, 100% of bonus payouts, and 15% of the supplemental “makeup” payment discussed above. Deferrals in the plan are not matched by the Company. The Deferred Income Plan is discussed in further detail under the heading “Nonqualified Deferred Compensation,” below.

C.  Perquisites.  The Company provides named executive officers with perquisites and other personal benefits that the Company and the committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.

In addition to participation in the plans and programs described above, the named executive officers are provided financial or estate planning and tax preparation assistance (and “gross-up” payments to cover federal tax liability with respect to the receipt of such services). All employees, including named executive officers, are entitled to a discount on merchandise sold by the Company equal to 40% off the suggested retail price. Additionally, named executive officers are provided with life insurance that has a death benefit equal to their base salary up to $500,000 and participate in a supplemental medical and dental insurance plan available to middle- and senior-management employees that covers deductibles, co-payments and certain exclusions under the standard health insurance programs available to all employees.

5.  TaxConsiderations.

Tax Deductibility of Compensation. The committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. Prior to the effective date of the Tax Cuts and Jobs Act of 2017, certain compensation that constituted “qualified performance-based compensation” within the meaning of Section 162(m) of the Code was not counted toward the $1,000,000 cap on deductible compensation. The

Tax Cuts and Jobs Act of 2017 removed the exemption for “qualified performance-based compensation” generally with respect to grants of compensation made after November 2, 2017. The committee believes it is in the best interests of the Company to continue to follow the approach to executive compensation described in this proxy statement under the heading “Executive Compensation – Compensation Discussion and Analysis,” regardless of federal tax deductibility. Though in years prior to the Company’s 2018 fiscal year the committee has adopted features of the EVA Plan which allowed the performance-based aspects of its annual incentive compensation to constitute “qualified performance-based compensation,” the committee anticipates granting essentially the same proportions of “performance-based” compensation and other compensation in its overall mix of targeted total compensation as before the adoption of the Tax Cuts and Jobs Act of 2017.

COMPENSATION COMMITTEE REPORT

Ms. Barsh and Ms. Mason, Messrs. Diamond and Bradford and Dr. Berry served as members of the compensation committee during Fiscal 2018. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

By the Committee:

Matthew C. Diamond, Chairman

Joanna Barsh

Leonard L. Berry

James W. Bradford

Kathleen Mason

The foregoing report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2018, no member of the compensation committee had at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the compensation committee or entities whose executives serve on the board of directors or the compensation committee that require disclosure under applicable SEC regulations.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers for Fiscal 2018, Fiscal 2017 and Fiscal 2016.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)(1)	Bonus ($) (d)	Stock Awards ($) (e)(4)	Non-Equity Incentive Plan Compensation ($) (g)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)(6)	All Other Compensation ($) (i)(7)	Total ($) (j)

Robert J. Dennis	2018	903,310	-0-	1,690,752	-0-	-0-	41,549	2,635,611
Chairman, President and	2017	877,000	-0-	2,301,513	-0-	-0-	53,946	3,232,459
Chief Executive Officer	2016	877,000	-0-	2,197,504	-0-	-0-	36,114	3,110,618

Mimi E. Vaughn	2018	460,925	-0-	541,312	-0-	285	53,878	1,056,400
Senior Vice President – Finance	2017	447,500	-0-	736,926	-0-	1,843	66,566	1,252,835
and Chief Financial Officer	2016	447,500	-0-	703,627	-0-	-0-	47,139	1,198,266

Jonathan D. Caplan	2018	434,660	-0-	510,464	-0-	12,632	64,535	1,022,291
Senior Vice President	2017	422,000	67,130(2)	694,846	-0-	8,901	63,123	1,256,000
	2016	422,000	-0-	663,503	34,815	-0-	45,172	1,165,490

James C. Estepa	2018	625,000	-0-	756,096	-0-	42,021	59,163	1,501,030
Former Senior Vice President(8)	2017	625,000	-0-	1,029,119	-0-	16,346	73,446	1,743,911
	2016	625,000	-0-	982,633	241,526	-0-	51,087	1,900,246

David E. Baxter	2018	450,000	-0-	528,512	-0-	-0-	23,851	1,002,363
Senior Vice President	2017	291,506	212,500(3)	699,843	-0-	-0-	27,098	1,230,947
	2016	—	—	—	—	—	—	—

Roger G. Sisson	2018	372,345	-0-	369,024	-0-	7,262	44,261	792,892
Senior Vice President,	2017	361,500	-0-	502,330	-0-	16,698	53,670	934,198
Secretary and General Counsel	2016	361,500	-0-	479,625	-0-	-0-	41,801	882,926

(1)	The amounts in column (c) include salary voluntarily deferred in the Defined Contribution Plan and the Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, in the following amounts:

	Amount Deferred
Name	Fiscal 2018	Fiscal 2017	Fiscal 2016
Robert J. Dennis	$24,110	$24,000	$24,108
Mimi E. Vaughn	24,440	22,375	17,716
Jonathan D. Caplan	36,776	45,626	64,205
James C. Estepa	24,156	21,926	16,417
David E. Baxter	7,500	-0-	—
Roger G. Sisson	23,753	21,891	24,675

(2)	Mr. Caplan was awarded a one-time bonus in connection with the Company’s successful sale of its SureGrip business in Fiscal 2017.

(3)	Mr. Baxter, who joined the Company in June 2016, did not participate in the EVA Plan in Fiscal 2017. Mr. Baxter was paid a discretionary bonus equal to 75% of his base salary, prorated for that portion of Fiscal 2017 during which he was employed by the Company.

[Footnotes continued on next page.]

(4)	The amounts in column (e) represent the aggregate grant date fair value of restricted stock awards, calculated in accordance with ASC Topic 718 “Compensation — Stock Compensation” (“ASC 718”) by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

(5)	The amounts in column (g) are cash awards under the Company’s EVA Plan, discussed in greater detail under the heading “Elements of Direct Compensation — Annual Incentive Compensation” in the “Compensation Discussion and Analysis” section, above. They include amounts voluntarily deferred by the named executive officers in the Company’s 401(k) Plan and Deferred Income Plan, discussed under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above. Of the amounts reported in column (g), the named executive officers elected to defer the following amounts in the 401(k) Plan and/or the Deferred Income Plan:

Amount Deferred ($)
Name	Fiscal 2018	Fiscal 2017	Fiscal 2016
Robert J. Dennis	-0-	-0-	-0-
Mimi E. Vaughn	-0-	-0-	-0-
Jonathan D. Caplan	-0-	4,028	-0-
James C. Estepa	-0-	-0-	5,510
David E. Baxter	-0-	-0-	—
Roger G. Sisson	-0-	-0-	-0-

Pursuant to the Company’s EVA Plan, 50% of any positive awards earned in excess of two times the target award during the next three fiscal years will be applied to repay the negative award and not paid out. See “Compensation Discussion and Analysis — Elements of Direct Compensation — Annual Incentive Compensation — Bonus Bank.” The following named executive officers accrued a negative award with respect to Fiscal 2018 in the amounts set forth below:

Robert J. Dennis	$(4,742,380)
Mimi E. Vaughn	$(1,728,470)
Jonathan D. Caplan	$(75,957)
James C. Estepa	$(552,724)
David E. Baxter	$(2,335,500)
Roger G. Sisson	$(1,210,120)

The amounts reported for Fiscal 2018 include, for each of the named executive officers, the following amounts attributable to prior-year positive “bank” balances that became payable based on Fiscal 2018 performance:

Robert J. Dennis	$-0-
Mimi E. Vaughn	$-0-
Jonathan D. Caplan	$-0-
James C. Estepa	$-0-
David E. Baxter	$-0-
Roger G. Sisson	$-0-

(6)

The amounts in column (h) are the aggregate increase, if any, in the actuarial present value of the named executive officers’ benefits under the Retirement Plan, determined using interest rate and mortality assumptions

[Footnotes continued on next page.]

consistent with those used in the Company’s financial statements. No named executive officer had earnings or loss on nonqualified deferred compensation under the Company’s Deferred Income Plan described under the heading “Other Compensation — Defined Benefit, Defined Contribution and Deferred Income Plans” in the “Compensation Discussion and Analysis” section, above, that exceed 120% of the applicable federal long-term interest rate. Negative changes in the actuarial value of Retirement Plan benefits are not reflected in column (h).

(7)	The amounts in column (i) for Fiscal 2018 include, for each named executive officer, life, medical, and dental premiums paid by the Company, and an employee discount on merchandise sold by the Company that is available to all full-time employees. For all the named executive officers, the amounts in column (i) include a matching contribution to the Company’s 401(k) Plan. For all the named executive officers except Mr. Dennis and Mr. Baxter, the amounts in column (h) include the supplemental retirement payment discussed under the heading “Defined Benefit, Defined Contribution and Deferred Income Plans.” For all the named executive officers except Mr. Baxter and Mr. Sisson, the amounts in column (i) include tax preparation services. They include additional “gross-up” payments to cover federal tax liability with respect to tax preparation services in the following amounts for Fiscal 2018: Mr. Dennis — $3,613; Mr. Caplan — $1,607; and Mr. Estepa — $2,066. For Ms. Vaughn and Mr. Estepa, they include a matching charitable contribution, available to all employees.

(8)	In connection with his retirement and transition of duties, Mr. Estepa ceased to be senior vice president and chief executive officer of the Company’s Journeys Group and became chairman emeritus of the Journeys Group, effective February 1, 2018. Mr. Estepa ceased to be an executive officer in February 2018.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the median annual total compensation of all its employees and the annual total compensation of Robert J. Dennis, its chief executive officer (the “CEO”). The ratio reported below represents a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For Fiscal 2018, the median annual total compensation of all the Company’s employees (except its CEO) was $4,444. Using the methodologies described herein, the Company determined that its median employee was a part-time, hourly-paid employee in one of its retail stores. As reported in the Summary Compensation Table, the annual total compensation of the CEO was $2,635,611.

Based on this information, the ratio of the annual total compensation of the CEO to the median employee was 593 to 1 (the “CEO Pay Ratio”).

In calculating the CEO Pay Ratio, the Company first identified all active employees as of November 5, 2017, a date within three months of the end of Fiscal 2018. Including all full-time, part-time, seasonal and temporary employees, as required by SEC rules, the Company had 18,760 U.S. and 10,054 non-U.S. employees on that date.

To identify its median employee, the Company used total taxable compensation based on 2017 W-2 income for U.S. employees and the equivalent for non-U.S. employees. For employees not paid in U.S. dollars, the Company converted their pay into U.S. dollars using the average of month-end exchange rates for the twelve months ended December 31, 2017. The Company then calculated Fiscal 2018 compensation for the median employee using the same methodology the Company uses for its named executive officers as set forth in the Summary Compensation Table.

Pay ratios that are reported by the Company’s peers may not be directly comparable to the Company’s because of differences in the composition of each company’s workforce, as well as the assumptions, methodologies, adjustments and estimates used in calculating the pay ratio, as permitted by SEC rules.

GRANTS OF PLAN BASED AWARDS FOR FISCAL 2018

The following table shows, for each of the named executive officers, information regarding his or her target award under the Company’s EVA Plan for Fiscal 2018 and grants of restricted stock under the Second Amended and Restated 2009 Equity Incentive Plan in Fiscal 2018.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (f)(2)	All Other Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)(1)	Maximum ($) (e)
Robert J. Dennis	N/A		$948,476		—	—	—	—
	June 21, 2017	—	—	—	52,836	—	—	$1,690,752
Mimi E. Vaughn	N/A		$345,694		—	—	—	—
	June 21, 2017	—	—	—	16,916	—	—	$541,312
Jonathan D. Caplan	N/A		$325,995		—	—	—	—
	June 21, 2017	—	—	—	15,952	—	—	$510,464
James C. Estepa	N/A		$521,438		—	—	—	—
	June 21, 2017	—	—	—	23,628	—	—	$756,096
David E. Baxter	N/A		$337,500		—	—	—	—
	June 21, 2017	—	—	—	16,516	—	—	$528,512
Roger G. Sisson	N/A		$242,024		—	—	—	—
	June 21, 2017	—	—	—	11,532	—	—	$369,024

(1)	Columns (c), (d) and (e) relate to the Company’s EVA Plan. As discussed in detail under the heading “Annual Incentive Compensation” in the “Compensation Discussion and Analysis,” potential awards are uncapped (although any award in excess of three and one-third times the target is mandatorily deferred and at risk for future performance) and negative awards that may be offset against positive bonus bank balances deferred from past years and from future positive awards are possible. Consequently, no “threshold” (column (c)) or “maximum” (column (e)) is applicable.

(2)	Column (f) reflects awards of restricted stock under the Company’s Second Amended and Restated 2009 Equity Incentive Plan, the grant date fair values of which were calculated in accordance with ASC 718 by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

The following table shows, for each named executive officer, certain information concerning vested and unvested equity awards outstanding at February 3, 2018. The awards include restricted stock, as described under the heading “Stock-Based Compensation” in the “Compensation Discussion and Analysis,” above.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Robert J. Dennis	102,656	3,403,046
Mimi E. Vaughn	32,233	1,068,524
Jonathan D. Caplan	30,997	1,027,551
James C. Estepa	45,971	1,523,939
David E. Baxter	24,499	812,142
Roger G. Sisson	22,406	742,759

(1)	The shares of restricted stock vest on the following schedule:

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Robert J. Dennis	6/25/2014	7,027	7,027 on 6/28/2018
	6/24/2015	16,540	8,270 on 6/28/2018
			8,270 on 6/28/2019
	6/23/2016	26,253	8,751 on 6/28/2018
			8,751 on 6/28/2019
			8,751 on 6/28/2020
	6/21/2017	52,836	13,209 on 6/28/2018
			13,209 on 6/28/2019
			13,209 on 6/28/2020
			13,209 on 6/28/2021
Mimi E. Vaughn	6/25/2014	1,615	1,615 on 6/28/2018
	6/24/2015	5,296	2,648 on 6/28/2018
			2,648 on 6/28/2019
	6/22/2016	8,406	2,802 on 6/28/2018
			2,802 on 6/28/2019
			2,802 on 6/28/2020
	6/21/2017	16,916	4,229 on 6/28/2018
			4,229 on 6/28/2019
			4,229 on 6/28/2020
			4,229 on 6/28/2021

[Footnotes continued on next page.]

Name	Grant Date	Restricted Shares Outstanding	Vesting Increments
Jonathan D. Caplan	6/25/2014	2,125	2,125 on 6/28/2018
	6/24/2015	4,994	2,497 on 6/28/2018
			2,497 on 6/28/2019
	6/23/2016	7,926	2,642 on 6/28/2018
			2,642 on 6/28/2019
			2,642 on 6/28/2020
	6/21/2017	15,952	3,988 on 6/28/2018
			3,988 on 6/28/2019
			3,988 on 6/28/2020
			3,988 on 6/28/2021
James C. Estepa	6/25/2014	3,208	3,208 on 6/28/2018
	6/24/2015	7,396	3,698 on 6/28/2018
			3,698 on 6/28/2019
	6/23/2016	11,739	3,913 on 6/28/2018
			3,913 on 6/28/2019
			3,913 on 6/28/2020
	6/21/2017	23,628	5,907 on 6/28/2018
			5,907 on 6/28/2019
			5,907 on 6/28/2020
			5,907 on 6/28/2021
David C. Baxter	6/23/2016	7,983	2,661 on 6/28/2018
			2,661 on 6/28/2019
			2,661 on 6/28/2020
	6/21/2017	16,516	4,129 on 6/28/2018
			4,129 on 6/28/2019
			4,129 on 6/28/2020
			4,129 on 6/28/2021
Roger G. Sisson	6/25/2014	1,534	1,534 on 6/28/2018
	6/24/2015	3,610	1,805 on 6/28/2018
			1,805 on 6/28/2019
	6/23/2016	5,730	1,910 on 6/28/2018
			1,910 on 6/28/2019
			1,910 on 6/28/2020
	6/21/2017	11,532	2,883 on 6/28/2018
			2,883 on 6/28/2019
			2,883 on 6/28/2020
			2,883 on 6/28/2021

(2)	Market value is calculated based on the closing price of the Company’s common stock on the NYSE on February 2, 2018 ($33.15), the last trading day prior to the end of Fiscal 2018.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2018

The following table shows, for each named executive officer, certain information about his or her shares of restricted stock that vested, during Fiscal 2018:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert J. Dennis	31,631	1,059,639
Mimi E. Vaughn	8,757	293,360
Jonathan D. Caplan	9,490	317,915
James C. Estepa	14,281	478,414
David E. Baxter	2,661	89,144
Roger G. Sisson	6,857	229,710

(1)	Amounts reflect the product of the closing price of the Company’s common stock on the NYSE on the vesting date ($33.50) multiplied by the number of shares vested.

PENSION BENEFITS IN FISCAL 2018

The following table shows, for each of the named executive officers, his or her number of years credited service and the actuarial present value of his or her accumulated benefit under the Retirement Plan, discussed in “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above. Both credited service and the present value of the accumulated benefit are calculated as of February 3, 2018, the plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for Fiscal 2018. The valuation method and material assumptions reflected in the calculation of the present value of the accumulated benefit are those included in “Note 10. Defined Benefit Pension Plans and Other Postretirement Benefit Plans” to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K, filed with the SEC on April 4, 2018.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Dennis	Genesco Retirement Plan	-0-	-0-	-0-
Mimi E. Vaughn	Genesco Retirement Plan	1	21,169	-0-
Jonathan D. Caplan	Genesco Retirement Plan	12	149,119	-0-
James C. Estepa	Genesco Retirement Plan	20	381,297	-0-
David E. Baxter	Genesco Retirement Plan	-0-	-0-	-0-
Roger G. Sisson	Genesco Retirement Plan	11	234,890	-0-

(1)	The years of benefit service of named executive officers participating in the Retirement Plan were frozen at January 1, 2005. See “Compensation Discussion and Analysis — Defined Benefit, Defined Contribution and Deferred Income Plans,” above, for further details.

NON-QUALIFIED DEFERRED COMPENSATION

The following table shows, for each named executive officer, his or her contributions to and investment earnings on balances in the Company’s Deferred Income Plan, described under the heading “Deferred Income Plan” in the “Defined Benefit, Defined Compensation, and Deferred Income Plans” section of the “Compensation Discussion and Analysis,” above. Earnings on plan balances are from investments selected by the participants, which may not include Company securities.

Name (a)	Executive Contributions in Last FY ($) (b)(1)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(2)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(3)
Robert J. Dennis	-0-	-0-	83,057	-0-	964,998
Mimi E. Vaughn	-0-	-0-	40,858	(68,763)	249,723
Jonathan D. Caplan	12,713	-0-	186,746	-0-	1,998,679
James C. Estepa	-0-	-0-	-0-	-0-	-0-
David E. Baxter	-0-	-0-	-0-	-0-	-0-
Roger G. Sisson	-0-	-0-	150,538	-0-	1,047,956

(1)	All amounts reported in column (b) are included in the salary reported for each named executive officer in column (c) of the Summary Compensation Table for Fiscal 2018.

(2)	Because no named executive officer’s deferred compensation earnings for Fiscal 2018 constituted above-market interest under the disclosure requirements applicable to the Summary Compensation Table, above, none of the amounts reported in column (d) are reflected in column (h) of the Summary Compensation Table.

(3)	The amount reported in column (f) includes, for each named executive officer, the following amount reported as compensation in the Summary Compensation Table for each of the three fiscal years in the Summary Compensation Table.

	Fiscal 2018	Fiscal 2017	Fiscal 2016
Robert J. Dennis	-0-	-0-	-0-
Mimi E. Vaughn	-0-	-0-	-0-
Jonathan D. Caplan	$12,713	$19,342	$42,745
James C. Estepa	-0-	-0-	-0-
David E. Baxter	-0-	-0-	-0-
Roger G. Sisson	-0-	-0-	-0-

CHANGE OF CONTROL ARRANGEMENTS, EMPLOYMENT AGREEMENTS

AND SEVERANCE PLAN

All the named executive officers are parties to employment protection agreements (collectively, the “Employment Protection Agreements”). The agreements become effective only in the event of a Change of Control, which is defined as occurring when (i) any person (as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any majority owned subsidiary of the Company (a “Subsidiary”) and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), but including a “group” as defined in Section 13(d)(3) of the Exchange Act (a “Person”), becomes the beneficial owner of shares of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”); provided, however, that such an event shall not constitute a Change of Control if the acquiring Person has entered into an agreement with the Company approved by the board which materially restricts the right of such Person to direct or influence the management or policies of the Company; (ii) the shareholders of the Company approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction (excluding for this purpose any shareholder of the Company who also owns directly or indirectly more than 10% of the shares of the other company involved in the Transaction) continue to have a majority of the voting power in the resulting entity; or (iii) within any 24-month period beginning on or after the date of the agreements, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) cease (for any reason other than death) to constitute at least a majority of the board or of the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board by, or on the recommendation of or with the approval of, at least two-thirds of the members of the board of directors who then qualified as Incumbent Directors either actually or by prior operation of Section 2(a) of the agreements. Each Employment Protection Agreement provides for employment by the Company for a term of three years following a Change of Control. The executive is to exercise authority and perform duties commensurate with his or her authority and duties existing during the 90 days immediately prior to the Change of Control. He or she is also to receive compensation (including incentive compensation and benefits) during the term in an amount not less than that which he or she was receiving immediately prior to the Change of Control.

If the executive’s employment is terminated by death or total and permanent Disability determined in accordance with the Employment Protection Agreements during the term of the agreement, he or she, or his or her legal representative (as applicable), is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination (except for payments due to the executive under any employee benefit plan), his or her accrued but unpaid base salary, any deferred compensation, all amounts owing to him or her under any applicable employee benefit plans, and a bonus equal to the average of the two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), prorated for the number of days in the current fiscal year that the executive was employed. A deceased executive’s family is also entitled to receive benefits at least equal to the most favorable level of benefits available to surviving families of executives of the Company under provisions of benefit plans relating to family death benefits that were in effect at any time during the 90 days prior to the Change of Control. If the executive is terminated for Cause (as defined in the Employment Protection Agreements) or quits voluntarily (other than on account of Good Reason (as defined in the Employment Protection Agreements)) during the employment period, he or she is entitled to receive from the Company, in a lump sum in cash within 30 days from the date of termination, the same compensation payable in case of termination by death or disability, except that the prorated bonus would not be payable.

As defined in the Employment Protection Agreements, “Cause” means (i) an act or actions of dishonesty or gross misconduct on the executive’s part which result or are intended to result in material damage to the Company’s business or reputation or (ii) repeated material violations by the executive of his or her obligations under the agreement which violations are demonstrably willful and deliberate on the executive’s part. “Good Reason” is defined to include (i) a good faith determination by the executive that the Company has taken action that materially changes his or her authority or responsibilities or materially reduces his or her ability to carry out such responsibilities; (ii) the Company’s failure to comply with provisions of the agreement involving the executive’s compensation, benefits and working conditions; (iii) the Company’s requiring the executive to be employed at a location more than 50 miles further from his or her principal residence than the location at which the executive worked immediately before the agreement became effective; and (iv) the Company’s failure subject to certain exceptions to require a successor to assume and agree to perform under the agreement.

If the executive’s employment is actually or constructively terminated by the Company without Cause, or if the executive terminates his or her employment for Good Reason during the term of the agreement, the executive will be entitled to receive from the Company, in a lump sum in cash within 15 days from the date of termination, his or her base salary through the termination date, and a severance allowance equal in Mr. Dennis’s case to three times and in the case of the other named executive officers to two times (i) his or her annual base salary, plus (ii) the average of his or her two most recent annual bonuses received by the executive (excluding any year in which no bonus was paid), plus (iii) the present value of the annual cost to the Company of obtaining coverage equivalent to the coverage provided by the Company prior to the Change of Control under any welfare benefit plans (including medical, dental, disability, group life and accidental death insurance) plus the annualized value of fringe benefits provided to the executive prior to the Change of Control, plus reimbursement for any excise tax owed thereon and for taxes payable by reason of the reimbursement. Amounts payable under the Employment Protection Agreements are to be reduced by any amount received under the general severance plan described below.

All restricted stock granted by the Company under the Company’s equity incentive plan generally becomes immediately vested upon a Change of Control as defined in the applicable equity incentive plan.

Summary of Potential Payments Upon a Change of Control

The following table shows for each of the named executive officers, assuming that a Change of Control, followed by immediate involuntary termination of his or her employment (other than for Cause) or by a voluntary termination by the named executive officer for Good Reason, occurred on February 3, 2018, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s stock on the NYSE on February 2, 2018 (the last trading day of the fiscal year) of all previously unvested restricted stock subject to accelerated vesting, (d) the estimated value of the payment related to benefits provided under the Employment Protection Agreement, (e) the non-qualified deferred compensation (which would be paid upon termination for any reason regardless of whether a Change of Control has occurred, under the terms of the Deferred Income Plan), (f) the gross-up related to excise taxes that would have been reimbursable to the named executive officer (assuming a 37.0% marginal federal income tax rate), and (g) the total of items (a) through (f). The actual awards and amounts payable can only be determined at the time of each named executive officer’s termination of employment.

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Estimated Benefits Value (d)(4) ($)	Deferred Compensation Payout (e) ($)	Tax Gross-Up (f)(5) ($)	Total (g) ($)
Robert J. Dennis	2,709,930	6,006,738	3,403,046	329,697	964,998	4,617,130	18,031,539
Mimi E. Vaughn	921,850	1,197,870	1,068,524	173,139	249,723	1,249,368	4,860,474
Jonathan D. Caplan	869,320	101,945	1,027,551	195,866	1,998,679	1,448,775	5,642,136
James C. Estepa	1,287,500	1,579,998	1,523,939	212,713	-0-	-0-	4,604,150
David E. Baxter	900,000	425,000	812,142	116,000	-0-	812,565	3,065,707
Roger G. Sisson	744,690	977,373	742,759	82,984	1,047,956	-0-	3,595,762

1)	For Mr. Dennis three times, and for all others two times, the annual base salary of the named executive officer as of February 3, 2018.

2)	For Mr. Dennis three times, and for all others two times, the average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on February 2, 2018, of the previously unvested restricted stock that would have vested on an accelerated basis upon the Change of Control.

4)	Includes the present value, calculated using the annual federal short-term rate as determined under Section 1274(d) of the Internal Revenue Code of (a) the annual cost to the Company of obtaining coverage under the welfare benefit plans discussed above and (b) the annualized value of fringe benefits provided to the named executive officer immediately prior to February 3, 2018.

5)	Reimbursement of the excise tax payable on the Change of Control payment plus income taxes payable on the reimbursement.

The following table shows, for each of the named executive officers, assuming that a Change of Control, followed by immediate termination of his or her employment because of death or disability, occurred on February 3, 2018, the estimated amounts payable with respect to (a) salary, (b) bonus, (c) the value, based on the closing price of the Company’s common stock on the NYSE on February 2, 2018 (the last trading day of the fiscal year), of all previously unvested restricted stock subject to accelerated vesting, (d) non-qualified deferred compensation, and (e) the total of items (a) through (d):

Name	Cash Severance (a)(1) ($)	Bonus (b)(2) ($)	Accelerated Stock-Based Compensation (c)(3) ($)	Deferred Compensation Payout (d) ($)	Total (e) ($)
Robert J. Dennis	-0-	2,002,246	3,403,046	964,998	6,370,290
Mimi E. Vaughn	-0-	598,935	1,068,524	249,723	1,917,182
Jonathan D. Caplan	-0-	50,973	1,027,551	1,998,679	3,077,203
James C. Estepa	-0-	789,999	1,523,939	-0-	2,313,938
David E. Baxter	-0-	212,500	812,142	-0-	1,024,642
Roger G. Sisson	-0-	488,687	742,759	1,047,956	2,279,402

1)	Accrued and unpaid salary of the named executive officers at February 3, 2018.

2)	The average of the last two annual bonuses earned by the named executive officer.

3)	The value, based on the closing price of the Company’s common stock on the NYSE on February 2, 2018, of the previously unvested restricted stock that would have vested on an accelerated basis upon the Change of Control.

The following table shows, for each of the named executive officers, assuming a Change of Control, followed by an immediate voluntary termination (other than for Good Reason) or termination for Cause of his or her employment, occurred on February 3, 2018, the estimated amounts payable with respect to (a) salary, (b) the value, based on the closing price of the Company’s stock on the NYSE on February 2, 2018 (the last trading day of the fiscal year), of all previously unvested restricted stock subject to accelerated vesting, (c) non-qualified deferred compensation, and (d) the total of items (a) through (c):

Name	Cash Severance (a)(1) ($)	Accelerated Stock-Based Compensation (b)(2) ($)	Deferred Compensation Payout (c) ($)	Total (d) ($)
Robert J. Dennis	-0-	3,403,046	964,998	4,368,044
Mimi E. Vaughn	-0-	1,068,524	249,723	1,318,247
Jonathan D. Caplan	-0-	1,027,551	1,998,679	3,026,230
James C. Estepa	-0-	1,523,939	-0-	1,523,939
David E. Baxter	-0-	812,142	-0-	812,142
Roger G. Sisson	-0-	742,759	1,047,956	1,790,715

1)	Accrued and unpaid salary of the named executive officers at February 3, 2018.

2)	The value, based on the closing price of the Company’s common stock on the NYSE on February 2, 2018, of the previously unvested restricted stock that would have vested on an accelerated basis upon the Change of Control.

General Severance Plan. The Company maintains a severance plan for monthly-paid salaried employees to provide for certain benefits in the event of a Company-initiated separation from the Company other than for Cause (as defined in the plan). Under the terms of the plan, an eligible employee is entitled to one week of his or her base salary at the termination date multiplied by each year of service with the Company with a maximum of 24 weeks and a minimum of two weeks. If their employment had been terminated without Cause as of February 3, 2018, the named executive officers would have been entitled to the following severance payments under the plan, which reduce payments due under the Employment Protection Agreements described above: Mr. Dennis — $277,942; Ms. Vaughn — $124,095; Mr. Caplan — $125,383; Mr. Estepa — $297,115; Mr. Sisson — $171,852; and Mr. Baxter — $17,308.

DIRECTOR COMPENSATION

Cash and Equity-Based Compensation

For Fiscal 2018, non-employee directors’ cash retainers were $87,500, and they received an annual restricted stock award valued at $107,500. At their option, directors may elect to exchange all or a portion of their cash retainers for shares of restricted stock valued at 75% of the average closing price of the Company’s common stock on the NYSE for the last trading month of the fiscal year prior to the grant. In addition to their retainer as directors, the chairmen of the board committees received the following additional retainers: audit committee, $15,000; compensation committee, $10,000; and nominating and governance committee, $20,000. The Company also reimburses directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings.

The Company also pays the premiums for non-employee directors on $50,000 of coverage under the Company’s group term life insurance policy, plus additional cash compensation to offset taxes on their imputed income from such premiums. Directors who are full-time Company employees do not receive any extra compensation for serving as directors.

The following table shows, for each director of the Company who was a member of the board during Fiscal 2018 and who is not also a named executive officer, information about the director’s compensation in Fiscal 2018.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	All Other Compensation ($) (g)(3)	Total ($) (h)
Joanna Barsh	15,000	175,472	566	191,038
Leonard L. Berry	87,500	78,867	566	166,933
James W. Bradford	61,250	140,472	566	202,288
Matthew C. Diamond	15,000	188,867	566	204,433
Marty G. Dickens	15,000	175,472	566	191,038
Thurgood Marshall, Jr.	87,500	78,867	566	166,933
Kathleen Mason	15,000	175,472	566	191,038
Kevin P. McDermott	58,750	137,139	566	196,455
David M. Tehle	87,500	78,867	566	166,933

(1)	Cash fees include annual director’s retainer and, where applicable, committee chair fees, reduced for Ms. Barsh, Mr. Bradford, Mr. Diamond, Mr. Dickens, Ms. Mason, and Mr. McDermott by the amount of fees voluntarily exchanged for retainer stock, all as described below.

[Footnotes continued on next page.]

(2)	The amounts in column (c) represent the aggregate grant date fair value of restricted stock amounts, calculated by multiplying the closing price of the Company’s common stock on the NYSE on the grant date by the number of shares granted. On June 21, 2017, the board granted shares of restricted stock with a value (at the average closing price of the stock on the NYSE for the thirty-day period prior to the determination of the number of shares to be granted) of $107,500 to each of the non-employee directors pursuant to the Second Amended and Restated 2009 Equity Incentive Plan. All the shares granted to directors in Fiscal 2018 vest on the first anniversary of the grant date, subject to continued service on the board. Also includes for Ms. Barsh, Mr. Bradford, Mr. Diamond, Mr. Dickens, Mr. McDermott and Ms. Mason, the compensation cost computed under FAS 123 related to restricted stock received in voluntary exchange for a portion of their cash compensation. At February 3, 2018, directors who were not also named executive officers had the following restricted stock awards outstanding:

Name	Restricted Shares Outstanding
Joanna Barsh	8,625
Leonard L. Berry	5,433
James W. Bradford	6,847
Matthew C. Diamond	9,066
Marty G. Dickens	8,625
Thurgood Marshall, Jr.	5,433
Kathleen Mason	8,625
Kevin P. McDermott	5,317
David M. Tehle	4,371

As of April 30, 2018, 242,548 shares of common stock or options had been issued to non-employee directors pursuant to the Company’s 1996 Stock Incentive Plan, of which 28,745 had been forfeited; 46,345 shares of restricted stock had been issued to such directors under the 2005 Equity Incentive Plan, of which 546 had been forfeited; 39,042 shares of restricted stock had been issued to such directors under the 2009 Equity Incentive Plan, of which 660 had been forfeited; 84,985 shares of restricted stock had been issued to such directors under the Amended and Restated 2009 Equity Incentive Plan, of which 947 had been forfeited; and 58,733 shares of restricted stock had been issued to such directors under the Second Amended and Restated 2009 Equity Incentive Plan, none of which have been forfeited.

(3)	The amounts reported in column (g) include, for each director, the premium paid by the Company for life insurance coverage as described above and the “gross up” for income taxes payable with respect to such premiums.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by Section 14A of the Exchange Act, the Company seeks shareholders’ non-binding, advisory vote to approve the compensation of the named executive officers as disclosed in the “Compensation Discussion and Analysis” section, the accompanying tables and related narrative discussion contained in this Proxy Statement.

As described in detail in the “Compensation Discussion and Analysis” section, the Company’s executive compensation programs are designed to attract and retain executive officers with the skills necessary to achieve its financial and strategic objectives. The Company’s executives are rewarded for their contributions through appropriate incentives tied to the Company’s performance and market value that seek to align their interests with those of its shareholders. The Company believes that the compensation of its named executive officers was reasonable and rewarded the named executive officers for attaining specified goals which do not promote the taking of an unreasonable amount of risk. The “Compensation Discussion and Analysis” section of this Proxy Statement and the related tables and narrative discussion provide additional details on the Company’s executive compensation, including its compensation philosophy and objectives and the Fiscal 2018 compensation of the named executive officers.

The 2018 “Say on Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the named executive officers through the following resolution:

RESOLVED: That the shareholders of Genesco Inc. approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis” section and related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.

Because your vote is advisory, it will not be binding on the board or the Company. However, the board will review the voting results and take them into consideration when making future decisions regarding executive compensation for named executive officers. The current frequency of the non-binding, advisory vote to approve the compensation of all named executive officers is annual. The next such vote will occur at the 2019 annual meeting of shareholders.

The board of directors unanimously recommends a vote FOR the approval of the Company’s compensation of our named executive officers on a non-binding, advisory basis.

AUDIT MATTERS

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee is responsible for the appointment, compensation, and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and its process of internal control over financial reporting. The audit committee conducts an annual evaluation of the independent registered public accounting firm’s qualifications, performance, and independence. At its meeting on May 1, 2018, the audit committee appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019.

The audit committee exercises sole authority to approve all fees and terms associated with the retention of Ernst & Young. In addition to ensuring the regular rotation of the lead audit partner as required by law, the audit committee is involved in the selection of, and reviews and evaluates, the lead audit partner. The audit committee and the board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders, and are submitting the appointment for shareholder ratification at the annual meeting. If shareholders do not ratify the firm’s appointment, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee may in its discretion choose a different independent registered public accounting firm at any time during the fiscal year if it determines that such an action would be in the best interest of the Company and its shareholders. Representatives of the firm are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. Ernst & Young has served as the Company’s auditors since 2001.

The board of directors unanimously recommends a vote FOR ratification of this appointment and your proxy will be so voted unless you specify otherwise.

Audit Committee Report

The audit committee is composed of four independent directors as defined under the current rules of the NYSE and applicable SEC regulations. The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The committee’s charter is available on the Company’s website, www.genesco.com. It is not the duty of the audit committee to prepare the Company’s consolidated financial statements, to plan or conduct audits of such financial statements, or to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the Company’s internal control over financial reporting and its disclosure controls and procedures. Ernst & Young, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s (i) consolidated financial statements and expressing an opinion as to whether they fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with generally accepted accounting principles in the United States, and (ii) internal control over financial reporting and expressing an opinion as to its effectiveness.

In Fiscal 2018, the audit committee met 13 times, including four in-person meetings held in conjunction with regularly scheduled board meetings and nine telephonic meetings. Agendas are established by the chairman of the audit committee in consultation with management. Each meeting included participation by members of the Company’s corporate and financial management team, generally including the chief executive officer, the chief financial officer, the chief accounting officer, the general counsel, and representatives of the internal audit department, and by representatives of the Company’s independent registered public accounting firm, Ernst & Young. In connection with the four in-person meetings, the committee met in separate private sessions with management, representatives of internal audit, and representatives of Ernst & Young.

In addition to reviewing and discussing with management and Ernst &Young the Company’s interim and annual consolidated financial statements filed on Forms 10-Q and 10-K, the audit committee also:

•	Reviewed and approved the internal audit plan for the fiscal year and regularly received updates on the status of the plan;

•	Reviewed with representatives of Ernst & Young the overall scope and strategy for their annual audits of the Company’s consolidated financial statements and internal control over financial reporting;

•	Reviewed and discussed with management the Company’s quarterly earnings press releases, including the earnings guidance estimates for the full fiscal year and the non-GAAP measures used by the Company;

•	Regularly discussed with Ernst & Young the matters required to be discussed under the standards of the Public Company Accounting Oversight Board;

•	Regularly received updates on management’s processes to assess the effectiveness of the Company’s internal control over financial reporting and discussed these processes with representatives of internal audit and Ernst & Young;

•	Received regular updates from the Company’s chief information security officer and its senior vice president-strategy and shared services on the Company’s cybersecurity processes and initiatives;

•	Received regular updates from the Company’s general counsel on the status of litigation and legal compliance matters affecting the Company;

•	Received regular updates from the Company’s chief financial officer and treasurer on matters including the Company’s credit facilities, cash flow, and capital expenditures and on certain employee benefit plans; and

•	Received educational overviews and status reports from management and Ernst & Young on such topics as critical accounting policies and estimates, significant new accounting standards to be implemented by the Company, and new auditing standards to be adopted by Ernst & Young.

The committee has discussed with Ernst & Young the factors which might be deemed to bear upon the firm’s independence from the Company and its management, including the matters in the written disclosures and the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the audit committee concerning independence, which were reviewed by the committee. The committee considered, among other factors, the distribution of fees paid to the firm among those for audit services, those for audit-related services, those for tax services and all other fees, as described below under the caption “Fee Information,” and considered whether the provision of services other than the audit and audit-related services is compatible with Ernst & Young’s independence.

In reliance on the reviews and discussions described in this report, the committee recommended to the board of directors, and the board of directors approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, filed with the SEC on April 4, 2018.

By the Committee:

Kevin P. McDermott, Chairman

Marty G. Dickens

Kathleen Mason

David M. Tehle

The foregoing report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Fee Information

The following table sets forth summary information regarding fees for services by the Company’s independent registered public accounting firm during Fiscal 2018 and Fiscal 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,762,576	$1,697,162
Audit-Related Fees	10,991	7,529
Tax Fees — Total	617,929	390,040
Tax compliance	311,504	286,438
Tax planning and advice	306,425	103,602
All Other Fees	1,995	1,995

Audit Fees

Audit fees include fees paid by the Company to Ernst & Young LLP in connection with annual audits of the Company’s consolidated financial statements, internal controls over financial reporting, and their review of the Company’s interim financial statements. Audit fees also include fees for services performed by the independent registered public accounting firm that are closely related to the audit and in many cases could be provided only by the Company’s independent registered public accounting firm.

Audit-Related Fees

Audit-related services include landlord certificates.

Tax Fees

Tax fees include fees paid by the Company primarily for compliance services and also for planning and advice for Fiscal 2018 and Fiscal 2017.

All Other Fees

In both Fiscal 2018 and Fiscal 2017, the Company paid other fees to Ernst & Young LLP for access to an online accounting and auditing information resource.

Pre-Approval Policy

The audit committee has adopted a policy pursuant to which it pre-approves all services to be provided by the Company’s independent registered public accounting firm and a maximum fee for such services. As permitted by the policy, the committee has delegated authority to its chairman to pre-approve services the fees for which do not exceed $100,000, subject to the requirement that the chairman report any such pre-approval to the audit committee at its next meeting.

All fees paid to the Company’s independent registered public accounting firm in Fiscal 2018 were pre-approved in accordance with the policy.

PROPOSALS FOR THE 2019 ANNUAL MEETING

Proposals of shareholders intended for inclusion in the proxy material for the 2019 annual meeting of shareholders must be received at the Company’s offices at Genesco Park, 1415 Murfreesboro Road, Nashville, Tennessee 37217, attention of the Corporate Secretary, no later than January 16, 2019.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the next annual meeting of shareholders, such shareholder must provide timely written notice thereof to the Secretary of the Company. In order to be timely, the notice must be delivered to or mailed to the Corporate Secretary of the Company and received at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the meeting (or, if less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made). In the event that a shareholder proposal intended to be presented for action at the next annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the annual meeting.

FINANCIAL STATEMENTS AVAILABLE

A copy of the Company’s annual report to shareholders containing audited financial statements accompanies this proxy statement. The annual report does not constitute a part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018, excluding certain of the exhibits thereto, may be obtained, without charge, by any shareholder, upon written request to Roger G. Sisson, Corporate Secretary, Genesco Inc., Genesco Park, 1415 Murfreesboro Road, Suite 490, Nashville, Tennessee 37217.

NOTICE OF

ANNUAL MEETING

AND

PROXY STATEMENT

Annual Meeting

of Shareholders

June 28, 2018

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 28, 2018.
Vote by Internet
• Go to www.envisionreports.com/GCOB
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3.

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1.	Election of Directors:	01 - Joanna Barsh 05 - Matthew C. Diamond 09 - Kevin P. McDermott	02 - Marjorie L. Bowen 06 - Marty G. Dickens 10 - Joshua E. Schechter	03 - James W. Bradford 07 - Thurgood Marshall, Jr. 11 - David M. Tehle	04 - Robert J. Dennis 08 - Kathleen Mason

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees	01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Say on Pay - an advisory vote on the approval of executive compensation.	☐	☐	☐

3.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or any adjournments or postponements thereof.
B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please sign in full corporate name by duly authorized officer. By signing, you revoke all proxies heretofore given.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

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Proxy — GENESCO INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting on June 28, 2018

The undersigned hereby constitutes and appoints Robert J. Dennis and James W. Bradford, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of GENESCO INC. to be held on June 28, 2018, and at any adjournment or postponement thereof, on all matters coming before the meeting.

You are encouraged to specify your choice by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations, though you must sign and return this card or vote by Internet or telephone if you wish your shares to be voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

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